Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF DECEMBER 23, 2024
BY AND AMONG
HIYA HEALTH PRODUCTS, LLC,
USANA HEALTH SCIENCES, INC.,
KARATE MERGER SUB, LLC
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE SELLERS’ REPRESENTATIVE

Table of Contents
Page
ARTICLE II THE MERGER; CLOSING    19
Section 2.1    The Merger    20
Section 2.2    Organizational Documents of the Surviving Company; Managers and Officers    20
Section 2.3    Effect of the Merger on Securities of Merging Companies    20
Section 2.4    No Appraisal Rights    22
Section 2.5    Rights Not Transferable    22
Section 2.6    Calculations    22
Section 2.7    Taking of Necessary Action; Further Action    22
Section 2.8    Closing    22
Section 2.9    Closing Deliverables    22
Section 2.10    Consideration Spreadsheet; Estimated Closing Statement    23
Section 2.11    Purchase Price Adjustment    24
Section 2.12    Paying Agent    27
Section 2.13    Maximum Merger Consideration    29
Section 2.14    Withholding Rights    29
ARTICLE III BUYER AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES    29
Section 3.1    Incorporation; Authorization; Etc    29
Section 3.2    No Conflict    29
Section 3.3    Brokers, Finders, Etc    30
Section 3.4    Investment    30
Section 3.5    Litigation    30
Section 3.6    Funding    30
Section 3.7    NO OTHER REPRESENTATIONS    30
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    31
Section 4.1    Company Organization; Authorization    31
Section 4.2    No Conflicts; Consents    32
Section 4.3    Capitalization    33
Section 4.4    Financial Statements    34
Section 4.5    Undisclosed Liabilities    35
Section 4.6    Absence of Certain Changes    35
Section 4.7    Real Property    37
Section 4.8    Title to Assets; Tangible Assets    38
Section 4.9    Subsidiaries    39
Section 4.10    Litigation; Orders    39
Section 4.11    Intellectual Property    39
Section 4.12    Employment and Labor Matters    41
Section 4.13    Compliance with Laws    43
Section 4.14    Material Contracts    45
Section 4.15    Licenses, Approvals, Other Authorizations    47
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Section 4.16    Environmental Matters    47
Section 4.17    Taxes    48
Section 4.18    Accounts Receivable; Trade Accounts Payable    50
Section 4.19    Insurance    50
Section 4.20    Suppliers and Customers    50
Section 4.21    Brokers, Finders, Etc    51
Section 4.22    Employee Benefits    51
Section 4.23    Affiliate Transactions    53
Section 4.24    Books and Records; Bank Accounts    54
Section 4.25    Data Privacy    54
Section 4.26    Product and Service Warranties    55
Section 4.27    Complete Copies of Materials    55
Section 4.28    NO OTHER REPRESENTATIONS    55
ARTICLE V COVENANTS OF THE COMPANY AND BUYER    56
Section 5.1    Further Assurances    56
Section 5.2    Public Announcements    56
Section 5.3    Resignations    56
Section 5.4    Access to Information    56
Section 5.5    R&W Policy    57
Section 5.6    WARN Act    57
Section 5.7    Commercially Reasonable Efforts    57
Section 5.8    Buyer Financing    57
Section 5.9    Confidentiality    57
Section 5.10    Notices and Consents    58
Section 5.11    Company Unitholder Documents.    58
Section 5.12    D&O Tail    58
Section 5.13    Conduct of Company Business    58
ARTICLE VI CLOSING CONDITIONS    59
Section 6.1    Closing Conditions and Deliverables to be Made by the Company    59
Section 6.2    Closing Conditions and Deliverables to be Made by Buyer    61
ARTICLE VII TAX MATTERS    62
Section 7.1    Returns    62
Section 7.2    Straddle Periods    63
Section 7.3    Controversies    63
Section 7.4    Refunds    64
Section 7.5    Amended Returns and Retroactive Elections    65
Section 7.6    Tax Sharing Agreements    65
Section 7.7    Transfer Taxes    65
Section 7.8    Section 754 Election; Interim Closing Method    65
Section 7.9    Tax Treatment; Purchase Price Allocation    65
ARTICLE VIII TERMINATION    66
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Section 8.1    Termination    66
Section 8.2    Notice of Termination; Effect of Termination    67
ARTICLE IX INDEMNIFICATION    67
Section 9.1    Survival    67
Section 9.2    Indemnification of Buyer    68
Section 9.3    Scope of Indemnification; Certain Limitations    69
Section 9.4    Indemnification Procedures    70
Section 9.5    Defense and Settlement of Third-Party Claims    71
Section 9.6    Tax Treatment of Indemnification Payments    72
Section 9.7    Escrow Distributions.    72
Section 9.8    Exclusive Remedies    73
ARTICLE X MISCELLANEOUS    73
Section 10.1    Counterparts; Facsimile or Electronic Transmission    73
Section 10.2    Governing Law; Jurisdiction; Venue    73
Section 10.3    Entire Agreement    74
Section 10.4    Expenses    74
Section 10.5    Notices    74
Section 10.6    Successors and Assigns    75
Section 10.7    Headings; Definitions; Construction and Interpretive Matters    75
Section 10.8    Amendments; Waivers    76
Section 10.9    Representation of Parties    76
Section 10.10    Dispute Resolution    76
Section 10.11    Specific Performance    77
Section 10.12    Waiver of Jury Trial    77
Section 10.13    Third Parties    77
Section 10.14    Severability    77
Section 10.15    Certain Matters Regarding Bodman PLC’s Representation of the Company Unitholders    77
Section 10.16    Sellers’ Representative    78

Exhibits
Exhibit A    A&R LLC Agreement
Exhibit B    Form of Joinder Agreement
Exhibit C    Form of Investor Questionnaire
Exhibit D    Escrow Agreement
Exhibit E    Certificate of Merger
Exhibit F    Form of Option Termination Agreement
Exhibit G    Paying Agent Agreement
Exhibit H    Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 23, 2024, is made by and among USANA Health Sciences, Inc., a Utah corporation (“Buyer”), Karate Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), Hiya Health Products, LLC, a Delaware limited liability company (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Unitholders under this Agreement (the “Sellers’ Representative”). Buyer, Merger Sub, the Company, and the Sellers’ Representative are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”
RECITALS
A.The Company is a direct-to-consumer online retail business in the children’s vitamin, mineral, and supplement industry (the business and operations of the Company, the “Business”).
B.Buyer, Merger Sub and the Company intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law (the Company, as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company”).
C.Upon the consummation of the Merger, Merger Sub will cease to exist as a separate entity, the limited liability company agreement of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit A (the “A&R LLC Agreement”) and the Buyer and the Company Unitholders as of immediately prior to the Effective Time will own all of the membership interests in the Surviving Company outstanding as of immediately following the consummation of the Merger (with Buyer owning a number of Surviving Company Class A Units equal to the Total Class A Unit Amount and the Company Unitholders as of immediately prior to the Effective Time owning Surviving Company Class B Units equal to the Total Class B Unit Amount, on and subject to the terms set forth in the A&R LLC Agreement).
D.The manager of the Company and the sole member of Merger Sub have approved on the terms and subject to the conditions set forth in this Agreement, the other transactions contemplated by this Agreement and the Ancillary Agreements to which their respective entities are a party.
E.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Company Unitholder set forth on Schedule 1.1(a) (each, a “Signing Support Unitholder”) is executing and delivering to Buyer a Joinder Agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”) and an Investor Questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”) certifying that such Signing Support Unitholder is an Accredited Investor.
F.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of Darren A. Litt and Adam Gillman (each, a “Key Employee”) is executing and delivering to Buyer an offer letter with Buyer and other customary employment related documents (collectively, the “Key Employee Documents”), at the Closing.
G.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of Adam Gillman and

Darren A. Litt (each, a “Restricted Party”) is executing and delivering to Buyer a customary non-competition and non-solicitation agreement (the “Non-Competition and Non-Solicitation Agreements”) to restrict the Restricted Parties from competing with the Company after Closing, each of which are to become effective at the Closing.
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
Article I
CERTAIN DEFINITIONS
As used in this Agreement the following terms shall have the following respective meanings:
“A&R LLC Agreement” shall have the meaning set forth in recitals.
“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and as set forth therein.
“Accounting Firm” shall have the meaning set forth in Section 7.1(b) hereof.
“Accounting Principles” shall mean the accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods used as set forth on Schedule 2.10(a).
“Action” shall mean any action, litigation, suit, claim, complaint, investigation, inquiry, audit, demand, examination, hearing, charge, arbitration, mediation, administrative enforcement proceeding or other proceeding (whether civil, criminal, administrative, judicial, or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Adjustment Escrow Amount” shall have the meaning set forth in Section 2.12(d) hereof.
“Adjustment Escrow Fund” shall have the meaning set forth in Section 2.12(d) hereof.
“Affiliate” shall mean: (a) with respect to any Person who is an individual, (i) any other Person who is the spouse, sibling or a lineal ascendant or descendent of such Person up to the third degree; and (b) with respect to a Person who is not an individuals, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Benchmark Deduction Amount” means an aggregate amount equal to the sum of the Per Unit Effective Exercise Prices with respect to all Company Incentive Membership Units issued and outstanding as of immediately prior to the Effective Time (to the extent such Per Unit Effective Exercise Prices actually reduce the amounts payable pursuant to Section 2.3(b)).

“Agreement” shall have the meaning set forth in the preamble hereof.
“Ancillary Agreements” shall mean, collectively, any agreements, certificates, or other documents contemplated by this Agreement to be executed or delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement, including the Non-Competition and Non-Solicitation Agreements, the Escrow Agreement, the Joinder Agreements, the Paying Agent Agreement, the A&R LLC Agreement and the Key Employee Documents.
“Audited Balance Sheet” shall have the meaning set forth in Section 4.4(a)(i) hereof.
“Audited Financial Statements” shall have the meaning set forth in Section 4.4(a)(i) hereof.
“Bodman” shall mean Bodman PLC, who is acting as counsel to the Company.
“Books and Records” shall have the meaning set forth in Section 4.24(a) hereof.
“Business” shall have the meaning set forth in the recitals.
“Business Day” shall mean each calendar day that is not a Saturday or a Sunday or other day on which commercial banks in the State of Delaware or the State of Michigan are authorized or obligated by Law or executive order to be closed.
“Buyer” shall have the meaning set forth in the preamble hereof.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2 hereof.
“Buyer R&W Insurance Policy” shall have the meaning set forth in Section 5.5 hereof.
“Calculation Time” shall mean as of immediately prior to the Closing.
“Cancelled Units” shall have the meaning set forth in Section 2.2(b) hereof.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Cash Amount” shall mean, without duplication, all cash and cash equivalents of the Company (consisting solely of certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments of the Company) reduced by: (a) all amounts needed to fund all checks, drafts or wire transfers or other electronic disbursements written or sent (as applicable) by the Company but which have not been paid (i.e., cashed and cleared in case of a check or draft and cleared in the case of a wire transfer or other electronic disbursements) as of the Calculation Time; (b) cash and cash equivalents in reserve accounts or cash escrow accounts, custodial cash, cash and cash equivalents that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise. security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose; and (c) all obligations of the Company with respect to bank overdrafts.
“Certificate of Merger” shall have the meaning set forth in Section 2.1 hereof.

“Claim” shall have the meaning set forth in Section 9.4(a) hereof.
“Claim Notice” shall have the meaning set forth in Section 9.4(a) hereof.
“Closing” shall have the meaning set forth in Section 2.9 hereof.
“Closing Cash Amount” shall mean the Cash Amount as of the Calculation Time, as determined in accordance with the Accounting Principles.
“Closing Date” shall have the meaning set forth in Section 2.9 hereof.
“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Company calculated as of the Calculation Time, as determined in accordance with the Accounting Principles, whether such amounts are due prior to, at or following the Closing and including, all amounts described in the definition of Indebtedness that would be payable in connection with the repayment, retirement and/or satisfaction of such Indebtedness (whether prior to, at or following the Closing).
“Closing Net Working Capital” shall mean the Net Working Capital as of the Calculation Time.
“Closing Net Working Capital Adjustment” shall mean (a) the amount by which the Closing Net Working Capital is greater than the Target Net Working Capital or (b) the product of (i) the amount (expressed, for purposes of this clause (i), as a positive number) by which the Closing Net Working Capital is less than the Target Net Working Capital multiplied by (ii) negative 1 (-1).
“Closing Statement” shall have the meaning set forth in Section 2.10(b) hereof.
“Closing Transaction Expenses” shall mean the aggregate amount (without duplication) of the Transaction Expenses that have not been paid as of the Calculation Time.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commercially Available Software” shall mean commercially available Software or SaaS service that has not been materially modified or customized by a third party for the Company, purchased or licensed for less than a total cost of $25,000 per annum.
“Company” shall have the meaning set forth in the preamble.
“Closing Cash Merger Consideration” means an amount in cash equal to:
(a)$205,000,000;
(b)plus the Closing Net Working Capital Adjustment (which for the avoidance of doubt may be a negative (-) number);
(c)plus the Closing Cash Amount;
(d)minus the Closing Indebtedness;
(e)minus the Closing Transaction Expenses;
(f)minus the Unpaid Pre-Closing Taxes;

(g)minus the Sellers’ Representative Expense Amount; and
(h)minus the Escrow Amounts.
“Company Data” shall mean all data and information Processed by or for the Company.
“Company Disclosure Schedules” shall have the meaning set forth in Article IV hereof.
“Company Exclusive IPR” shall mean all Owned IPR and Company IPR exclusively licensed to the Company under Company IPR Agreements.
“Company Incentive Membership Interest” means each “Incentive Membership Interest” (as defined in the Company Pre-Merger LLC Agreement) issued by the Company and outstanding as of immediately prior to the Effective Time.
“Company Incentive Membership Unit” means a Company Unit that was issued by the Company prior to the Effective Time to represent an “Incentive Membership Interest,” as defined in the Company Pre-Merger LLC Agreement.
“Company IPR” shall mean all Owned IPR, together with the Intellectual Property Rights licensed to the Company under Company IPR Agreements (other than Commercially Available Software).
“Company IPR Agreements” shall mean all written licenses, sublicenses and other agreements under which other Persons grant the Company or the Company grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property Rights.
“Company’s Knowledge” shall mean, with respect to any matter in question, the knowledge of any of Darren A. Litt, Adam Gillman, Joseph Barger, Corinne Crockett and Bonnie Hick after reasonable inquiry of each individual’s direct reports who would reasonably be expected to have knowledge of a particular fact or circumstance.
“Company Option” means an option to acquire a Company Unit.
“Company Optionholder” means a holder of a Company Option.
“Company Pre-Merger LLC Agreement” shall mean the Company’s Third Amended and Restated Limited Lability Company Agreement, dated January 2, 2024.
“Company Products” shall have the meaning set forth in Section 4.11(i) hereof.
“Company Securities” means the Company Units, the Company Options and any other Ownership Interest in the Company.
“Company Security Number” means a number equal to the sum (without duplication) of the following: (a) the aggregate number of Company Units (including Company Incentive Membership Units) issued and outstanding as of immediately prior to the Effective Time plus (b) the maximum aggregate number of Ownership Interests in the Company outstanding as of immediately prior to the Effective Time (calculated, if exercisable or convertible into Company Units, on an as converted and exercised basis, as applicable), excluding in each case, any Cancelled Units.

“Company Securityholder” means a holder of a Company Security.
“Company Tax Representations” shall mean the representations and warranties set forth in Section 4.17 hereof.
“Company Unit” means a “Unit” in the Company, as is defined in the Company Pre-Merger LLC Agreement, including any Company Incentive Membership Unit.
“Company Unitholder” means a holder of a Company Unit (including any holder of a Company Incentive Membership Unit) as of immediately prior to the Effective Time.
“Confidential Information” shall mean: (a) any confidential information concerning the Business or the Company; (b) any confidential information concerning Buyer obtained from Buyer or its Representatives; and (c) this Agreement, the Ancillary Agreements and all terms and conditions hereof and thereof; provided, however, that Confidential Information shall not include information that: (i) is or becomes generally available to or known by the public from a source other than the receiving party; (ii) the receiving party knows at the time of disclosure, free of any obligation to keep it confidential; (iii) the receiving party independently developed without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains from any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement who has the right to transfer or disclose it.
“Consideration Spreadsheet” shall have the meaning set forth in Section 2.10(c) hereof.
“Contested Claim” shall have the meaning set forth in Section 9.4(b)(ii) hereof.
“Contract” shall mean any written or oral agreement, commitment, agreement in principle, lease, contract, sublease, subcontract, understanding, instrument, note, indenture, deed of trust, mortgage, loan agreement, bond, warranty, license, sublicense, the Realty Lease, or any other arrangement or legally binding commitment or undertaking and any amendments, modifications, supplements, exhibits, schedules, statements of work, purchase and sales orders thereto, to which a Person is party or by which such Person’s assets are bound.
“COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other applicable Law intended to address the consequences of COVID-19.
“Data Activities” shall mean the Processing of Company Data.
“Deficit” shall have the meaning set forth in Section 2.11(d)(ii) hereof.
“Delaware Law” means the Delaware Limited Liability Company Act.
“Dispute” shall have the meaning set forth in Section 10.10 hereof.
“Dispute Notice” shall have the meaning set forth in Section 2.11(b) hereof.
“Effective Time” shall have the meaning set forth in Section 2.1 hereof.
“Employee” shall have the meaning set forth in Section 4.12(a) hereof.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.22(a) hereof.
“Employment Agreement” shall mean any written or oral employment agreement, severance agreement, retention agreement, management service agreement, consulting agreement or any other written term sheet or similar document describing the terms or conditions of employment of any Employee of the Company.
“Environment” shall mean soil, surface water, groundwater, land, sediments, surface or subsurface strata, natural resources, flora and fauna, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.
“Environmental Claim” shall mean any civil, criminal or administrative action, suit, hearing, lien, demand, claim, investigation, notice of liability or potential liability, notice of violation, warning notice, infraction, directive, fine, penalty, injunctive relief, request for information, complaint, lawsuit or other legal proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from lease, operation or use of the business or assets of the Company or relating to any real property currently or formerly leased, operated or used by the Company, including the presence, Release of, or exposure to, any Hazardous Materials; or any actual or alleged non-compliance with, or liability or potential liability under, any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” shall mean any applicable Law, any published directive or guidance issued by any Governmental Authority (to the extent such directive or guidance has been confirmed by judicial decisions or by final, non-appealable, agency actions, giving the directive or guidance the force of law) and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected, Hazardous Materials or property damage, natural resources damage or personal injury caused by any Hazardous Material. The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251, the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.).
“Environmental Notice” shall mean any directive, notice of violation, information request, infraction, notice, warning notice or a communication respecting any Environmental Claim, any Hazardous Material, compliance or non-compliance with, or liability or potential liability under, any Environmental Law or any term or condition of any Environmental Permit, including any notice relating to potentially responsible party status at any CERCLA site or any site that appears on a state or local listing of contaminated property.
“Environmental Permit” shall mean any License or letter which is issued, granted, given or made pursuant to Environmental Law by a Governmental Authority.
“Equity” shall have the meaning set forth in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person that is considered or at the relevant time was considered a single employer with the Company under Section 414 of the Code or Section 4001(b) of ERISA.
“Escrow Agent” shall mean Acquiom Clearinghouse LLC.
“Escrow Agreement” shall mean that certain Escrow Agreement by and among the Escrow Agent, the Sellers’ Representative and Buyer, in substantially the form of Exhibit D hereof.
“Escrow Amount” shall have the meaning set forth in Section 2.12(d) hereof.
“Escrow Funds” shall have the meaning set forth in Section 2.12(d) hereof.
“Estimated Closing Cash Merger Consideration” shall have the meaning set forth in Section 2.10(b) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expiration Dates” shall have the meaning set forth in Section 9.1 hereof.
“Final Closing Cash Merger Consideration” shall have the meaning set forth in Section 2.11(c) hereof.
“Financial Statements” shall have the meaning set forth in Section 4.4(a) hereof.
“Fraud” shall mean common law fraud that includes the elements of scienter under applicable Law with respect to (including the matters covered or addressed in) any representation or warranty set forth in this Agreement.
“Fundamental Representations” shall mean the representations and warranties set forth Section 4.1 (Company Organization; Authorization), Section 4.2(e) (No Conflicts with Company Organizational Documents), Section 4.3 (Capitalization), Section 4.9 (Subsidiaries), Section 4.17 (Taxes), Section 4.21 (Brokers, Finders, Etc.), Section 4.23 (Affiliate Transactions) and the representations and warranties of the Support Unitholders in the Joinder Agreement.
“GAAP” shall mean United States generally accepted accounting principles as in effect as of the relevant date(s) of application thereof.

“General Enforceability Exceptions” shall mean bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally.
“General Expiration Date” shall have the meaning set forth in Section 9.1 hereof.
“Governmental Authority” shall mean any United States federal, state, or local or foreign government, or any agency or instrumentality of such government or political subdivision or any other governmental authority or entity, or any self-regulated organization or other non-governmental regulatory authority or entity or government-owned or controlled entity (including state-owned or state-controlled businesses), royal family, or quasi-governmental authority or entity (including any governmental agency, branch, department, commission, or other entity and any court or other tribunal), or any arbitrator, court or tribunal of competent jurisdiction in the United States or any other country or foreign jurisdiction.
“Governmental Official” shall mean (a) any officer, agent or employee of a Governmental Authority or (b) member of a royal family, in each case, acting in an official capacity for or on behalf of a Governmental Authority.
“Hazardous Materials” shall mean any “hazardous substance” as that term is defined under CERCLA and its implementing regulations, 42 U.S.C. § 9601 et seq.; any “hazardous substance,” as that term is defined under the Occupational Safety and Health Act of 1970, as amended, and/or its implementing regulations, 29 U.S.C. § 651, et seq.; any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, as amended, and its implementing regulations (“RCRA”), 42 U.S.C. § 9601, et seq.; any “solid waste” as that term is defined under RCRA and its implementing regulations; any “toxic substance” as that term is defined under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. § 2601 et seq.; any “pollutant” as that term is defined under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. § 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Law because of its effect on worker safety, human health or the Environment, including oil, petroleum products, radon, radioactive materials or wastes, asbestos in any form, asbestos-containing materials, mold, lead or lead-containing materials, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation and polychlorinated biphenyls.
“Income Taxes” or “Income Tax” shall mean any Taxes imposed on, or with reference to, net income or gross receipts.
“Indebtedness” shall mean, without duplication, with respect to any Person, an amount equal to the sum of the following: (a) any Liability of such Person (i) for borrowed money, whether current or funded, secured or unsecured, (ii) under any credit facility, (iii) evidenced by any note, bond, debenture or other debt security or similar instrument and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person (v) Liability to pay the deferred purchase price of assets, property or services, including any “earn-out” payments, except trade payables incurred in the Ordinary Course of Business, (vi) under letter of credit or similar facilities, (vii) capital lease Liabilities of such Person required to be capitalized under GAAP (excluding the effects of ASC 842), (viii) under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (ix) which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles, (x) any off-balance sheet arrangements or Liabilities of such Person, (xi) any Liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on such Person’s assets, (xii) any declared but unpaid dividend or distribution with respect to any Ownership Interests in such Person, (xiii) Liabilities owed to an Affiliate of such Person, (xiv) Liabilities under credit cards, (xv) any unfunded pension Liability, (xvi) Liabilities for deferred compensation, profit sharing distributions, paid-time-off or similar liabilities or instruments, and (xvii) that constitute deferred revenue calculated in accordance with GAAP; (b) any guarantees by such Person of any Indebtedness or Liabilities referred to in clauses (a) of any other Person or secured by any assets of such Person, whether or not such indebtedness or Liability has been assumed by such Person; and (c) the principal amount, plus any accrued and unpaid interest, fees (including termination payments), overdrafts, premiums or penalties (including with respect to any prepayment thereof) associated with any of the foregoing clauses (a) through (b) and (d) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations (including any minimum return obligations) that would arise if any or all of the items described in clauses (a) through (c) above were paid, prepaid, extinguished, unwound or settled in full (including the repayment of any Indebtedness of the Company or any of its Subsidiaries in connection with, or following, the Closing and any payment obligations required to be paid in connection with the termination of any credit agreement, line of credit, credit facility, loan or similar Contract to which the Company is a party). Any and all accrued bonus amounts set forth on Schedule 1.1(b) that constitute a current liability pursuant to the definition of Closing Net Working Capital shall not be included in “Closing Indebtedness” to the extent such amounts are included as a current liability in the Closing Net Working Capital calculation set forth on the Consideration Spreadsheet.
“Indemnity Escrow Amount” shall have the meaning set forth in Section 2.12(d) hereof.
“Indemnity Escrow Fund” shall have the meaning set forth in Section 2.12(d) hereof.
“Insurance Policies” shall have the meaning set forth in Section 4.19(a) hereof.
“Intellectual Property Rights” shall mean all intellectual and industrial property and other similar proprietary rights of any kind or nature in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith (collectively “Copyrights”), (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade Secrets”), (f) all computer software (including source code, executable code, data, databases, APIs, algorithms, and related documentation), (collectively, “Software”), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.
“IRS” shall mean the United States Internal Revenue Service.
“IT Assets” shall mean all information technology hardware and Software owned or held for use by the Company and used in connection with the Business.
“Key Employee” shall have the meaning set forth in the recitals hereof.
“Key Employee Documents” shall have the meaning set forth in the recitals hereof.
“Law” shall mean any applicable federal, state or local statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, License, judgment, decree, injunction, executive order, policy or other requirement, or rule of law enacted, adopted, or applied by any Governmental Authority and all Governmental Authorities’ interpretations thereof (to the extent such interpretations have been confirmed by judicial decisions or by final, non-appealable, agency actions, giving the interpretation the force of law).
“Leased Real Property” shall have the meaning set forth in Section 4.7(b) hereof.
“Letter of Transmittal” shall have the meaning set forth in Section 2.12(b) hereof.
“Liability” shall mean any Indebtedness, liability or obligation of any nature (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, or known or unknown), regardless of when asserted and regardless of whether such Indebtedness, duty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with past practices.
“Licenses” shall mean all permits, licenses, franchises, registrations, certificates, approvals, accreditation, authorizations, clearances, waivers, consents, privileges, variances, exemptions, qualifications, filings, notices, and other rights issued, granted or given by any Governmental Authority, including, with respect to the Company, those listed on Section 4.15 of the Company Disclosure Schedules.
“Lien” shall mean any lien, security interest, option, pledge (including any negative pledge), easement, restrictive covenant, mortgage, deed to secure debt, charge, deed of trust, purchase option, right of first refusal or first offer or similar restriction or other adverse claim of any kind in respect of such property or asset, conditional sales agreement, preemptive right, servitude, proxy, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way, encumbrance or other right of third parties of any kind or nature whatsoever, including any Tax lien.
“Lookback Date” shall have the meaning set forth in Section 4.6 hereof.
“Losses” shall mean any and all damages, fines, fees, penalties, deficiencies, liabilities, claims (including tort claims), losses, demands, judgments, settlements, actions, obligations, costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or witnesses, or other expenses of any Action or of any default or assessment (including those arising or incurred in enforcing a Party’s rights under this Agreement)); provided, however, that Losses shall not include punitive damages, except if such punitive damages are required to be paid to a third party (including any Governmental Authority) pursuant to a third-party claim.
“Material Adverse Effect” shall mean any event, effect, development, occurrence, fact, condition or change that is materially adverse to, or could reasonably be expected to be materially adverse to: (a) the financial condition, business, assets or liabilities (including contingent liabilities) or results of operations of the Company or the Business taken as a whole; or (b) the ability of any of the Company or any Company Unitholder to consummate timely the transactions contemplated hereby or to perform their respective obligations hereunder; provided that, for purposes of clause (a) of this definition, “Material Adverse Effect” shall not include effects resulting from: (1) general changes in the industry in which the Company operates or in economic conditions; (2) general changes in political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (3) changes in Law after the date of this Agreement; (4) general changes in financial, banking, or securities markets; (5) changes after the date of this Agreement in accounting rules (including GAAP); (6) the public announcement, pendency or completion of the transactions contemplated by this Agreement, but in each case only insofar as it relates to the identity of Buyer as opposed to any other Person; or (7) any natural or man-made disaster or acts of God, including arising out of or relating to the coronavirus or other pandemic or epidemic; provided, however, that with respect to the foregoing clauses (1) through (5) and (7) in the immediately preceding proviso, such effects may be taken into account to the extent they disproportionately impact the Company, the Ownership Interests in the Company, including the Company Units, or the Business, in each case, as compared to other Persons engaged in the Business.
“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 4.14(b) hereof.
“Merger” shall have the meaning set forth in recitals.
“Merger Consideration” means all consideration payable to the Company Unitholders as of immediately prior to the Effective Time upon the terms set forth in Section 2.3(b) and throughout this Agreement.
“Merger Sub” shall have the meaning set forth in recitals.
“Multiemployer Plan” shall have the meaning set forth in Section 4.22(e) hereof.
“Net Benchmark Amount” means, with respect to each Company Incentive Membership Interest, an amount, calculated as of immediately prior to the Effective Time, equal to the “Benchmark” (as such term is defined in the Company Pre-Merger LLC Agreement) dollar amount set forth in the Incentive Membership Interest Award Agreement with respect to such Company Incentive Membership Interest, as such amount is reduced (but not below zero) pursuant to the adjustments thereto in the Company Pre-Merger LLC Agreement.
“Net Working Capital,” which may be a positive or negative number, means an amount equal to the current assets of the Company (other than the Closing Cash Amount) minus the current liabilities of the Company (other than Closing Indebtedness and Closing Transaction Expenses), in each case, as determined in accordance with the Accounting Principles. For the avoidance of doubt, calculation of Net

Working Capital shall exclude (a) the Closing Cash Amount, Closing Indebtedness and Closing Transaction Expenses, (b) any accounts receivable due to the Company from any Company Securityholder or any Affiliate thereof, and (c) current and deferred Tax assets and current and deferred Pre-Closing Taxes.
“Neutral Auditors” shall have the meaning set forth in Section 2.11(c) hereof.
“Non-Competition and Non-Solicitation Agreements” shall have the meaning set forth in Recitals.
“Notice Schedule” shall mean a schedule, to be delivered to the Sellers’ Representative by Buyer following the Closing, including the email address of each Seller Indemnifying Party as it may be updated from time to time. The Sellers’ Representative shall have no obligation to assist in the collection of the funds due to Buyer.
“Objection Period” shall have the meaning set forth in Section 9.4(b)(i) hereof.
“Option Plan” shall mean the Hiya Health Products, LLC Equity Option Plan, dated May 28, 2024.
“Option Termination Agreement” shall have the meaning set forth in Section 2.3(c)(i) hereof.
“Order” shall mean any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operation of such Person.
“Organizational Documents” shall mean, with respect to any non-natural Person, such Person’s: (a) articles of incorporation, bylaws; (b) operating agreement and/ or articles of organization or similar governing documents of a Person as in effect on the date hereof (including, with respect to the Company, the Company Pre-Merger LLC Agreement and any prior limited liability operating agreement of the Company).
“Owed Amount” shall have the meaning set forth in Section 9.4(c) hereof.
“Owned IPR” shall mean any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by the Company.
“Ownership Interest” or “Ownership Interests” shall mean, with respect to any Person, (i) any share of, or right to acquire or be issued, capital stock of, membership interest, membership unit, equity interest or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any securities, options, warrants, call, subscription or other rights of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for any share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, profits interests, profit participation, interest in the ownership or earnings, equity equivalent or equity-based award or right of or with respect to such Person, or (iv) any bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.
“Party” and “Parties” shall have the meaning set forth in the recitals.
“Payee” shall have the meaning set forth in Section 2.12(b) hereof.
“Paying Agent” shall have the meaning set forth in Section 2.12(a) hereof.
“Paying Agent Agreement” shall have the meaning set forth in Section 2.12(a) hereof.
“Per Unit Effective Exercise Price” means, with respect to each Company Incentive Membership Unit (a “Reference Company Incentive Membership Unit”) an amount equal to the quotient of (a) the sum of (i) the Net Benchmark Amount with respect to the Company Incentive Membership Interest related to such Reference Company Incentive Membership Unit (such amount, the “Reference Benchmark Amount”) plus (ii) an amount equal to, with respect to each Company Incentive Membership Unit with a related Net Benchmark Amount that is lower than the Reference Benchmark Amount (such lesser Net Benchmark Amount, the “Lower Benchmark Amount”), the Per Unit Effective Exercise Price with respect to such Company Incentive Membership Unit multiplied by the aggregate number of Company Incentive Membership Units that have the same related Lower Benchmark Amount divided by (b) the sum of (i) aggregate Company Units (excluding Company Incentive Membership Units) plus (ii) the number of Company Incentive Membership Units with respect to which the related Net Benchmark Amount is less than such Reference Benchmark Amount. For the avoidance of doubt, each Company Incentive Membership Unit at any given Net Benchmark Amount (together with any other Company Incentive Membership Unit that has the same Net Benchmark Amount), will have its own Per Unit Effective Exercise Price and the Per Unit Effective Exercise Price with respect to each Company Incentive Membership Unit will be calculated sequentially from lowest to greatest based on the Net Benchmark Amount. For the purposes of this analysis, and for the avoidance of doubt, the Per Unit Effective Exercise Price for any Company Incentive Membership Interest with a $0.00 “Benchmark” (as such term is defined in the Company Pre-Merger LLC Agreement) is $0.00.
“Per Unit Class B Amount” means a number of Surviving Company Class B Units equal to (a) the Total Class B Unit Amount divided by (b) the sum of the Total Class A Unit Amount and the Total Class B Unit Amount.
“Per Unit Closing Cash Amount” means an amount equal to the quotient of (a) the sum of the Estimated Closing Cash Merger Consideration plus the Aggregate Benchmark Deduction Amount divided by (b) the Company Security Number.
“Permitted Liens” shall mean: (a) liens for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP; (b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Law which are incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established or escrowed; (c) purchase money Liens and Liens securing rental payments under capital lease obligations, in each case, as set forth on Section 4.14 of the Company Disclosure Schedules; and (d) zoning, municipal planning, building codes or other similar applicable Laws regulating the use, development or occupancy of the Leased Real Property, in each case to the extent the same are not violated by the current use or occupancy of such Leased Real Property in the Ordinary Course of Business and that, in the aggregate do not materially adversely affect the value, use or marketability of the Leased Real Property subject thereto.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” shall mean any information that, alone or in combination with other information, reasonably allows for the identification of an individual or otherwise relates to an identified or identifiable person, such as, name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number. Personal Information may include, but is not limited to, such information of, or pertaining to, personnel, directors, officers, agents, suppliers, contractors, investors or customers and, as applicable, all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801, et seq.), “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d), and “personal information”, “personal data”, “personal health information”, “personally identifiable information” or a similar term under applicable Privacy Law.
“Pre-Closing Income Tax Return” shall have the meaning set forth in Section 7.1(b) hereof.
“Pre-Closing Tax Period” shall mean any taxable reporting period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period deemed to end at the end of the Closing Date.
“Pre-Closing Taxes” shall mean (a) any Taxes of the Company relating to or attributable to any Pre-Closing Tax Period (including such Taxes that are not yet due and payable as of the date on which the Closing occurs), provided the amounts described in this definition shall be determined (i) as if the Company used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (ii) by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, and (iii) by including any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the COVID-19 Tax Acts, but only to the extent such Taxes are or become due and payable following the Closing Date, (b) any other Taxes attributable to the transactions contemplated by this Agreement, including Transfer Taxes allocable to Company Unitholders pursuant to Section 7.7, (c) any liability for the payment of any Taxes as a result of the Company being a transferee of or successor to any Person pursuant to a transaction or event occurring or a relationship existing before the Closing or as a result of any Contract or other express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law, entered into by the Company before the Closing, and (d) any liability for any Taxes of any Company Securityholder or Company Optionholder.
“Privacy Agreement” shall mean the Company’s obligations regarding Data Activities, privacy, security, or data protection under any Contract (or any portion thereof) to which the Company is a party or otherwise is bound.
“Privacy and Data Security Policies” shall mean, collectively, written Company policies, notices, or representations relating to Data Activities, privacy, security, or data protection including, without limitation, a publicly posted website privacy policy.

“Privacy Laws” shall mean, collectively, all Laws in any jurisdiction pertaining to privacy, security, data protection, e-commerce, or direct marketing that are applicable to Data Activities by or for the Company.
“Pro Rata Allocation Portions” means, with respect to each Company Unitholder, an amount (expressed as a percentage) equal to the quotient of (a) the aggregate number of Company Units held by such Company Unitholder as of immediately prior to the Effective Time divided by (b) the aggregate number of Company Units held by all Company Unitholder as of immediately prior to the Effective Time. For purposes of clarity, the sum of all “Pro Rata Allocation Portions” of the Company Unitholder shall at all times equal one-hundred percent (100%).
“Pro Rata Indemnity Portion” means, with respect to each Seller Indemnifying Party, an amount (expressed as a percentage) equal to the quotient of (i) the aggregate portion of the Merger Consideration payable to such Seller Indemnifying Party pursuant to Section 2.3(b) with respect to all Company Units held by such Seller Indemnifying Party as of immediately prior to the Effective Time divided by (ii) the aggregate amount of the Merger Consideration payable to all Seller Indemnifying Parties pursuant to Section 2.3(b) with respect to all Company Units outstanding as of immediately prior to the Effective Time. For purposes of clarity, the sum of all “Pro Rata Indemnity Portions” of the Seller Indemnifying Parties shall at all times equal one-hundred percent (100%).
“Processing,” “Process,” or “Processed” shall mean, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“R&W Expenses” shall mean the fees, costs and expenses of obtaining the Buyer R&W Insurance Policy, including the premium, underwriting fee, broker’s fee, Taxes and any other fees, costs or expenses incurred in connection therewith.
“Realty Lease” shall have the meaning set forth in Section 4.7(b)(i) hereof.
“Realty Lessor” shall have the meaning set forth in Section 4.7(b)(i) hereof.
“Release” shall mean any releasing, depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
“Representatives” shall mean: (a) partners, employees, officers, directors, managers, members, equity owners and counsel of a Party hereto or any of its Affiliates; and (b) any consultant, attorney, accountant, advisor or agent retained by a Party hereto or the Persons listed in subsection (a) above.
“Requisite Approval” shall have the meaning set forth in Section 4.1 hereof.
“Resolution Period” shall have the meaning set forth in Section 2.11(b) hereof.

“Restricted Party” shall have the meaning set forth in the recitals.
“Returns” shall mean all returns, reports, statements, schedules, notices, forms, elections, estimated Tax filings, claims for refund (including any attachments thereto and amendments thereof) or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority relating to any Tax.
“SaaS” shall mean Software licensed under a model in which access to the Software is provided on a subscription basis, with the Software being located on servers owned by a third party which are not located on the customer’s premises.
“Schedule 9.2(h) Escrow Amount” shall have the meaning set forth in Section 2.12(d) hereof.
“Schedule 9.2(h) Escrow Fund” shall have the meaning set forth in Section 2.12(d) hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Incident” shall mean any actual or reasonably suspected: (i) breach, security incident, or ransomware, denial of access, or denial of service attack, hacking, or similar event with respect to any Company Data, System, or IT Asset or (ii) accidental, unlawful, or unauthorized access to, or other Processing of, Company Data. A Security Incident may include, but is not limited to, any one or more of the following: (i) one or more unwanted or unexpected events that adversely impact the security, availability, confidentiality, or integrity of any Company Data, System, or IT Asset; (ii) a vulnerability identified in one or more Systems or IT Assets that presents an actual or reasonably suspected material risk to any Company Data, System, or IT Asset; (iii) an event involving evidence of an actual or potential unauthorized or unlawful acquisition or Processing of Company Data; or (iv) an event involving the potential unauthorized or unlawful disruption, destruction, or loss of availability of any Company Data, System, or IT Asset.
“Seller Indemnifying Parties” shall have the meaning set forth in Section 9.2 hereof.
“Sellers’ Representative” shall have the meaning set forth in the preamble.
“Sellers’ Representative Expense Amount” shall mean $300,000 to be used by the Sellers’ Representative in his or her duties hereunder, including, without limitation, under Section 10.16 hereof.
“Sellers’ Representative Expenses” shall have the meaning set forth in Section 10.16(b) hereof.
“Stakeholder Claim” shall mean any claim asserted or Action brought by (i) any current, former or purported holder of any Company Securities or other Ownership Interests in the Company or any other Person who has (or alleges) any right or claim with respect to ownership of any Company Securities or other Ownership Interests in the Company (whether against the Company, Buyer, any Affiliate of the Company or Buyer, or any officer, director, member, manager, employee, agent or representative of any of the foregoing) (A) relating to this Agreement, any other agreement entered into in connection with this Agreement or any of the transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any membership or Company Securities or any other Ownership Interests in the Company, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the representations and warranties in Section 4.3 or any of the information set forth in the Closing Statement or the Consideration Spreadsheet, (D) relating to any rights of a holder of Company Securities or any other Ownership Interests in the Company or any of its Subsidiaries, including any rights to Company Securities or other Ownership Interests in the Company, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Closing Cash Merger Consideration, the Surviving Company Class B Units or any other amounts payable hereunder or application thereof are incorrect, (E) relating to any rights under the Organizational Documents of the Company, (F) that such Person’s Company Securities or other Ownership Interests in the Company were wrongfully issued or repurchased by or on behalf of the Company or any Company Securityholder, or (G) relating to any actual or alleged breach of fiduciary duties; or (ii) any current or former officer, member, manager, director or employee arising out of or in connection with their employment with or service to the Company on or prior to the Closing, whether or not asserted prior to the Closing.
“Straddle Period” shall mean any Tax reporting period that includes, but does not end on, the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which the first Person: (a) owns, directly or indirectly, fifty percent (50%) or more of the Ownership Interests; (b) owns, directly or indirectly, Ownership Interests having the power to designate the managing member or managing director or elect a majority of the board of directors or other Persons performing similar functions; or (c) is a general partner or otherwise owns a controlling interest. The term “Subsidiary” shall include all direct and indirect Subsidiary of any Subsidiary.
“Support Unitholder” means each Signing Support Unitholder and each Company Unitholder that has duly executed and delivered a Joinder Agreement to the Company (and which the Company has delivered to Buyer) prior to the Closing.
“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.
“Surviving Company Class A Unit” means a “Class A Unit” in the Company, as defined in the A&R LLC Agreement.
“Surviving Company Class B Unit” mean a “Class B Unit” in the Company, as defined in the A&R LLC Agreement.
“System” shall mean any material system used by or for the Company to Process Company Data.
“Target Net Working Capital” shall mean $6,100,000.
“Tax” or “Taxes” shall mean all United States federal, state, local and foreign net income, gross income, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, net receipts, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under former Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated, leasing, lease, natural resources, gaming, goods and services, escheat or unclaimed property, fuel, interest equalization, recording, turnover, or other similar tax, duty, fee, assessment or other governmental charges or deficiencies thereof (including all interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof).
“Tax Matter” shall mean any inquiry, claim, assessment, audit or similar event by a Taxing Authority with respect to any Tax attributable to a Pre-Closing Tax Period of the Company.
“Tax Refund” shall have the meaning set forth in Section 7.4 hereof.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.
“Third-Party Claim” shall have the meaning set forth in Section 9.5 hereof.
“Threshold Amount” shall have the meaning set forth in Section 9.3(a) hereof.
“Top Customer” shall have the meaning set forth in Section 4.20(b) hereof.
“Top Supplier” shall have the meaning set forth in Section 4.20(a) hereof.
“Total Class A Unit Amount” means 806,026 Surviving Company Class A Units.
“Total Class B Unit Amount” means 216,251 Surviving Company Class B Units.
“Transaction Expenses” shall mean, without duplication, the sum of the following: (a) any fees, costs and expenses incurred by or on behalf of the Company or any Company Securityholder on or prior to the Closing (or otherwise required to be paid or reimbursed by the Company pursuant to any agreement or arrangement entered into or approved by the Company or any Company Securityholder on or prior to the Closing) in connection with or related to (i) this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) any sale of Ownership Interests, change in control transaction, business combination transaction or sale of assets by or on behalf of the Company or any Company Securityholder at or prior to the Closing or (iii) the negotiation or effectuation thereof (the matters referenced in clauses (i), (ii) and (iii), each, a “Transaction Matter”), including any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or other expenses; and (b) the Option Payments and all amounts payable by the Company or any Company Securityholder to any current or former directors, officers, employees or other service providers of the Company, any Company Securityholder or any other Person under “change of control,” retention, transaction bonus, termination, compensation, severance or other similar arrangements to the extent arising from or triggered by any Transaction Matter (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments payable (including payments with either “single-trigger” or “double-trigger” provisions) or arising in connection with the transactions contemplated by this Agreement), including all bonuses and other payments set forth on Section 4.14(a)(xii), (c) any payment, cost, expense or Liabilities to any third-party arising as a result of or in connection with any Transaction Matter under any Contract or commitment entered into or approved by the Company or any Company Securityholder prior to the Closing (including any payment, cost, expense or Liability arising under or in relation to any consent, waiver, approval, amendment or termination of any Contract) whether required to be paid prior to, at or after the Closing, (d) 50% of the R&W Expenses,

(e) all fees, costs and expenses related to the D&O Tail, (f) all fees, costs and expenses of the Sellers’ Representative and (g) the employer portion of any payroll, social security, disability, workers compensation, unemployment, employment or similar Taxes incurred in connection with any bonuses, option cash outs, conversions or other payments or distributions in connection with the cancellation of Company Options, Company Units, other Company Securities or other compensatory payments in connection with the consummation of the Merger or the other transactions contemplated in this Agreement or any Ancillary Agreement, including those arising from or related to any Transaction Expenses, any Option Payments or the payment of any of the portion of the Merger Consideration to any Company Securityholder or the payment of any amounts or distributions of any property hereunder or under any other Contract as a result of, or in connection with, the consummation of the Merger and the other transactions contemplated in this Agreement or any Ancillary Agreement, including any such Taxes related to the payment (if any) of the Surplus, any distribution from any Escrow Funds or any portion of the Sellers’ Representative Expense Amount to any Company Securityholders (the amounts described in this clause (g), the “Transaction Payroll Taxes”).
“Transfer Taxes” shall have the meaning set forth in Section 7.7 hereof.
“Unitholder’s Allocation Notice” shall have the meaning set forth in Section 7.9(b) hereof.
“Unitholder’s Tax Matter” shall have the meaning set forth in Section 7.3 hereof.
“Unpaid Pre-Closing Taxes” shall mean an aggregate amount equal to (a) all Pre-Closing Taxes (other than Transfer Taxes) that have not been paid by the Company as of the Calculation Time and (b) Transfer Taxes allocated to the Company Unitholders pursuant to Section 7.7, which (x) shall be determined in accordance with the principles of this Agreement and applicable Law, and (y) shall not be less than zero for any type of Tax for any jurisdiction.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.
Article II
THE MERGER; CLOSING

Section 2.1The Merger.

(a)The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company in the Merger, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger. Buyer and the Company shall cause the Merger to be consummated and become effective under Delaware Law by filing a certificate of merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law, and the Merger shall become effective upon the filing in the office of the Secretary of State of the State of Delaware of such Certificate of Merger or such later time as may be agreed to by Buyer and the Company in writing (and set forth in the Certificate of Merger). The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”
(b)General Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers, and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of each of the

Company and Merger Sub shall attach to and become the debts, liabilities and duties of the Surviving Company.
Section 2.2Organizational Documents of the Surviving Company; Managers and Officers.

(a)At the Effective Time, the certificate of formation of the Company shall be amended and restated effective as of the Effective Time to be in the form attached to the Certificate of Merger as Exhibit A as the certificate of formation of the Surviving Company following the Effective Time.
(b)The limited liability company agreement of the Surviving Company shall be amended and restated effective as of the Effective Time to be in the form of the A&R LLC Agreement, until thereafter amended in accordance with Delaware Law and the A&R LLC Agreement.
(c)At the Effective Time, until such later time as the members of the Surviving Company may elect otherwise in accordance with the provisions of Delaware Law and the certificate of formation and the limited liability company agreement of the Surviving Company then in effect, each manager (within the meaning of Delaware Law) of the Company shall automatically be removed and the managers of the Surviving Company shall be as set forth in the A&R LLC Agreement.
(d)The individuals set forth on Schedule 2.2(d) shall be the officers of the Surviving Company at the Effective Time, each to hold office in accordance with the provisions of Delaware Law, the certificate of formation and the limited liability company agreement of the Surviving Company then in effect.
Section 2.3Effect of the Merger on Securities of Merging Companies.

(a)Merger Sub Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, Company Unitholder or any other Person, each limited liability membership interest of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted, and thereafter evidence by, a number of Surviving Company Class A Units equal to the Total Class A Unit Amount.
(b)Company Units.
(i)Allocation of Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Unitholder or any other Person, each Company Unit (excluding Cancelled Units, which shall be treated in the manner set forth in Section 2.3(b)(ii)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including the delivery of the Exchange Documents in the manner provided in Section 2.12, the establishment and funding of the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Schedule 9.2(h) Escrow Fund in accordance with Section 2.12, the establishment and funding of the Sellers’ Representative Expense Amount in accordance with Section 10.16, and the indemnification provisions set forth in Article IX), (A) a number of Surviving Company Class B Units equal to the Per Unit Class B Amount and (B) an amount of cash, without interest, equal to the Per Unit Closing Cash Amount minus the Per Unit Effective Exercise Price, if any, with respect to such Company Unit.
(ii)Cancelled Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Unitholder or any other Person, each Company Unit that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (the “Cancelled Units”) shall be cancelled and cease to exist and no payment shall be made with respect thereto.

(iii)Company Incentive Membership Units. The amount of cash payable pursuant to Section 2.3(b) with respect to Company Incentive Membership Units shall be net of applicable Tax withholding and deductions.
(iv)Surviving Company Class B Units. The Surviving Company Class B Units issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Regulation D of the Securities Act, and the exemption from qualification under applicable state securities Law. Each Surviving Company Class B Unit (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by the Company Unitholders pursuant to the terms of this Agreement hereof shall be issued a book-entry position in the books and records of the Surviving Company and shall be subject to the limitations on transfer and other terms provided in the A&R LLC Agreement.
(c)Effect of Merger on Company Options.
(i)Company Options. On the terms and subject to the conditions of this Agreement, at the Effective Time, each Company Option (whether vested or unvested) shall be cancelled and terminated. Prior to the Closing, the Company shall enter into an Option Termination Agreement, in substantially the form attached hereto as Exhibit F (an “Option Termination Agreement”) with each Company Optionholder, which will provide for the payment to such Company Optionholder of the amount set forth opposite such Company Optionholder’s name on the tab “Options” of the Consideration Spreadsheet (the aggregate amount of such payments, the “Option Payments”). The amount of cash each Company Optionholder is entitled to receive shall be net of applicable Tax withholding and deductions and, as a condition of payment, be subject to the execution and delivery of an Option Termination Agreement by such holder.
(ii)Required Actions & Notices. Prior to the Closing, and subject to the reasonable review and approval of Buyer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.3(c) under the Option Plan, all Company Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options and taking any other actions that are reasonably necessary to effectuate this Section 2.3(c).
Section 2.4No Appraisal Rights. No Company Unitholder shall have any appraisal, dissenters’ or similar rights under this Agreement with respect to any Company Securities in connection with the Merger.
Section 2.5Rights Not Transferable. The rights of the Company Unitholders hereunder are personal in nature and, except with the written consent of Buyer, are non-transferable and non-assignable, except that each such Person shall be entitled to assign such Person’s rights by will, by the laws of intestacy or by other similar operation of law. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 2.6Calculations. Notwithstanding anything herein to the contrary the aggregate, (i) the amount of cash to be paid, payable, or distributed at any particular time to any Company Unitholder in accordance with this Agreement shall be rounded down to the nearest whole cent, (ii) the aggregate amount of cash to be allocated to the Company Unitholders pursuant to Section 2.3(b) will in no event exceed the Estimated Closing Cash Merger Consideration, (iii) the number of Surviving Company Class B Units to be issued at any particular time to any Company Unitholder in accordance with this Agreement shall be rounded down to the nearest whole Surviving Company Class B Unit and (iv) the aggregate number of Surviving Company Class B Units issuable pursuant to Section 2.3(b) (after giving effect to the rounding contemplated in clause (i) of this sentence) will in no event exceed the Total Class B Unit

Amount. No Company Unitholder shall receive any consideration in respect of such rounding contemplated by the foregoing sentence.
Section 2.7Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers, directors and managers of the Company, Buyer, and their Affiliates are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action.
Section 2.8Closing. As soon as reasonably practicable following the execution and delivery of this Agreement and on the date hereof, Buyer, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) through the remote exchange of documents, unless another time, place, or method is mutually agreed upon by Buyer and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”
Section 2.9Closing Deliverables.
(a)At the Closing, the Company shall deliver to Buyer or cause to be delivered to Buyer the items identified in Sections 6.1(f) and 6.1(g), and Buyer shall deliver to the Company the items identified in Section 6.2(b).
(b)At the Closing, or if the Closing occurs after 1:00PM Pacific Time on the Closing Date, on the first Business Day following the Closing Date, Buyer shall pay, or cause to be paid, the following:
(i)To the Paying Agent by wire transfer of immediately available funds (in accordance with the applicable wire instructions provided by the Paying Agent and set forth in the Consideration Spreadsheet), the portion of the Estimated Closing Cash Merger Consideration payable to Company Unitholders with respect to their Company Units (other than the applicable portion thereof that is subject to withholding as wages or compensation) pursuant to the Consideration Spreadsheet, for further distribution, as provided in Section 2.12, by the Paying Agent to such Company Unitholders
(ii)To the Company by wire transfer of immediately available funds (in accordance with the applicable wire instructions set forth in the Consideration Spreadsheet) (i) the portion of the Estimated Closing Cash Merger Consideration payable to the Company Unitholders that is subject to withholding as wages or compensation, (ii) the Option Payments to be payable to the Company Optionholders pursuant to the Consideration Spreadsheet and (iii) the portion of the Closing Transaction Expenses payable to any employee of the Company pursuant to the Consideration Spreadsheet, in each case, for further distribution, subject to Section 2.12 with respect to holders of Company Incentive Membership Units, by the Company to such payee through the Company’s payroll system and net of any applicable withholding Taxes payable with respect thereto;
(iii)to the Paying Agent, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Schedule 9.2(h) Escrow Amount, for further payment by the Paying Agent to the Escrow Agent for deposit in the Indemnity Escrow Fund, Adjustment Escrow Fund and Schedule 9.2(h) Escrow Fund respectively, pursuant to the wire instructions set forth on the Consideration Spreadsheet;
(iv)to the Paying Agent, the portion of the Closing Transaction Expenses payable to the payees identified on the Consideration Spreadsheet (other than any payees that are employees of the Company), for further payment by the Paying Agent to such payee by wire transfer of immediately available funds (in accordance with the applicable wire instructions and payment amounts set forth in the Consideration Spreadsheet);
(v)to the Paying Agent, the Sellers’ Representative Expense Amount, for further payment by the Paying Agent to the Sellers’ Representative by wire transfer of immediately available funds (in accordance with the applicable wire instructions and payment amounts set forth in the Consideration Spreadsheet);
(vi)to the Paying Agent, the Closing Indebtedness payable pursuant to the payees thereof that have delivered Payoff Letters, for further payment by the Paying Agent to such payee by wire transfer of immediately available funds (in accordance with the applicable wire instructions and payment amounts set forth in the Consideration Spreadsheet);
Section 2.10Consideration Spreadsheet; Estimated Closing Statement.
(a)Schedule 2.10(a) sets forth the definition of Accounting Principles.
(b)Attached hereto as Schedule 2.10(b) is (a) an estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing, prepared by the Company in good faith and in a manner consistent with the Accounting Principles and (b) a statement of the Company (the “Closing Statement”) setting forth Company’s good faith estimates of (i) the Closing Net Working Capital and the Closing Net Working Capital Adjustment, (ii) Closing Indebtedness, (iii) Closing Cash Amount, (iv) Closing Transaction Expenses, (v) the Unpaid Pre-Closing Taxes, and (vi) based on such estimated amounts, the Company’s calculation of the Closing Cash Merger Consideration (the “Estimated Closing Cash Merger Consideration”).
(c)The Company has prepared and delivered to Buyer a spreadsheet (the “Consideration Spreadsheet”) attached hereto as Schedule 2.10(b), which sets forth, as of the Closing Date, the following:
(i)the amount of the Estimated Closing Cash Merger Consideration, the Company Security Number, the Per Unit Closing Cash Amount, the Per Unit Class B Amount and the Aggregate Benchmark Deduction Amount;
(ii)with respect to each Company Unitholder as of immediately prior to the Effective Time, (A) the name, address of record and email address of such Company Unitholder and whether such holder is a current or former employee of the Company, (B) the number and type of Company Units (including, if applicable, certificate number thereof) held by such Company Unitholder as of immediately prior to the Effective Time, (C) with respect to Company Incentive Membership Units held by such Company Unitholder, the Net Benchmark Amount and Per Unit Effective Exercise Price with respect to such Company Incentive Membership Units, (C) the number of Surviving Company Class B Units issuable to such Company Unitholder pursuant to Section 2.3(b), (D) the portion of the Estimated Closing Cash Merger Consideration payable to such Company Unitholder pursuant to Section 2.3(b), (E) the applicable portion of the Merger Consideration payable to such Company Unitholder that is subject to withholding as wages or compensation and the amount of Transaction Payroll Taxes arising from or related to such payment, (F) the portion of the Escrow Amounts and the Sellers’ Representative Expense Amount allocable to such Company Unitholder, (G) the Pro Rata Allocation Portion of such Company Unitholder and (H) the amount of Taxes are required to be withheld from the consideration that such Company Unitholder is entitled to receive pursuant to this Agreement in respect of the Company Securities held by such Company Unitholder;
(iii)with respect to each Company Optionholders, the amount payable to such Company Optionholder pursuant to the Option Termination Agreement entered into with such Company Optionholder and the amount of any Transaction Payroll Taxes arising from or related to the Option Payments payable or issuable to such Company Optionholder;
(iv)with respect to any Closing Indebtedness for which a Payoff Letter has been delivered to Buyer and with respect to any Closing Transaction Expenses, the payee with respect thereto, whether such payment is subject to tax withholding and the amount of any Transaction Payroll Taxes with respect thereto; and

(v)the wire transfer instructions (if applicable) for all Persons to be paid under Sections 2.10(c)(iii) – (iv) together with the amount payable to such Person.
Section 2.11Purchase Price Adjustment.
(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative, Buyer’s good faith calculation of the Closing Cash Merger Consideration and each of the components thereof (collectively, the “Buyer Closing Statement”).
(b)After receipt of the Buyer Closing Statement, the Sellers’ Representative shall have until 11:59PM Eastern Time on the thirtieth (30th) day after the Sellers’ Representative’s receipt of the Buyer Closing Statement (the “Review Period”) to review the Buyer Closing Statement. During such period, the Sellers’ Representative and its Representatives shall have reasonable access during normal business hours and upon reasonable advance notice to all relevant books and records of the Company to the extent reasonably required to complete their review of the Buyer Closing Statement. The Sellers’ Representative shall deliver written notice to Buyer on or prior to the end of the Review Period specifying in reasonable detail the amount, nature and basis of all disputed items and the Sellers’ Representative proposed adjustment amounts (the “Dispute Notice”). To the extent not set forth in the Dispute Notice, the Sellers’ Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Buyer Closing Statement and in Buyer’s calculation of the Closing Net Working Capital, the Closing Net Working Capital Adjustment, Closing Cash Amount, Closing Indebtedness, Closing Transaction Expenses, the Unpaid Pre-Closing Taxes and Closing Cash Merger Consideration and such amounts shall be final and binding for purposes of this Section 2.11. In the event the Sellers’ Representative does not provide a Dispute Notice prior to the end of the Review Period, the Sellers’ Representative shall be deemed to have accepted the Buyer Closing Statement and Buyer’s calculation of the Closing Net Working Capital, the Closing Net Working Capital Adjustment, Closing Cash Amount, Closing Indebtedness, Closing Transaction Expenses, the Unpaid Pre-Closing Taxes and Closing Cash Merger Consideration and such amounts shall be final, binding, nonappealable and conclusive for all purposes of this Section 2.11. If the Sellers’ Representative submits a Dispute Notice prior to the end of the Review Period, Buyer and the Sellers’ Representative shall, within thirty (30) days (or such longer period as the Parties may agree in writing) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.
(c)If, at the conclusion of the Resolution Period, there are any amounts set forth in the Dispute Notice remaining in dispute, then such amounts remaining in dispute shall be submitted for resolution to a nationally recognized independent accounting firm (the “Neutral Auditors”). Upon the request of Buyer or the Sellers’ Representative, Buyer and the Sellers’ Representative shall cooperate in good faith to appoint a nationally recognized independent accounting firm mutually agreeable to Buyer and the Sellers’ Representative to act as the Neutral Auditor, in which event the “Neutral Auditor” shall mean such firm. Each of Buyer and the Sellers’ Representative agrees to execute, if requested by the Neutral Auditors, a customary and reasonable engagement letter, including customary indemnities. The Neutral Auditors shall act as an expert and not an arbitrator to determine, based solely on the provisions of Section 2.11 and the presentations by the Sellers’ Representative and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to the Sellers’ Representative and Buyer and shall be deemed a final, binding and conclusive arbitration award for purposes of this Section 2.11. The Buyer, Sellers’ Representative, and the Neutral Auditor shall not engage in ex parte communications. The determinations of the Neutral Auditors shall be final and binding on the Parties hereto for purposes of this Section 2.11, absent fraud, bad faith or manifest error; provided, however, that no such determination with respect to any Dispute Notice shall be any more favorable to Buyer than is set forth in the Buyer Closing Statement or any more favorable to Sellers’ Representative than is proposed in the Dispute Notice. The terms “Final Closing Cash Merger Consideration” shall mean the definitive final Closing Cash Merger Consideration, as agreed to (or deemed to be agreed to) by Buyer and the Sellers’ Representative in accordance with Section 2.11(b) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.11(c) (in addition to those items theretofore agreed to by the Sellers’ Representative and Buyer pursuant to Section 2.11(b)). The costs and expenses of the Neutral Auditors shall be allocated between the Company Unitholders, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the contested aggregate amount not awarded to the Company Unitholders or Buyer bears to the aggregate amount actually contested by the Sellers’ Representative or Buyer, respectively and the Sellers’ Representative shall pay the portion allocated to the Company Unitholders. For example, if the Sellers’ Representative claims that the appropriate adjustments in the aggregate are $1,000 more than the amount determined by Buyer and if the Neutral Auditors ultimately resolve the dispute by awarding to the Company Unitholders $800 of the $1,000 contested amount, then the costs and expenses of the Neutral Auditors will be allocated 20% (i.e., 200 ÷ 1,000) to the Company Unitholders, jointly and severally, and 80% (i.e., 800 ÷ 1,000) to Buyer.
(d)Within five (5) Business Days after the Final Closing Cash Merger Consideration has been finally determined pursuant to this Section 2.11:
(i)If the Final Closing Cash Merger Consideration exceeds the Estimated Closing Cash Merger Consideration (such excess, the “Surplus”), then (x) within five (5) Business Days of the later of such determination and the delivery to Buyer of the True-Up Payment Spreadsheet, Buyer shall pay, as an adjustment to the Closing Cash Merger Consideration, an aggregate amount of cash equal to the Surplus to the Paying Agent (for further distribution to the Company Unitholders in accordance with their Pro Rata Allocation Portions as set forth in the True-Up Payment Spreadsheet, by wire transfer of immediately available funds pursuant to instructions set forth in the True-Up Payment Spreadsheet) and (y) Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Fund to the Paying Agent (for further distribution of such amount, minus the amount of any Transaction Payroll Taxes with respect to the payments contemplated in this Section 2.11(d)(i) (the “Surplus and Adjustment Escrow Transaction Payroll Taxes”), to the Company Unitholders in accordance with their Pro Rata Allocation Portions as set forth in the True-Up Payment Spreadsheet, by wire transfer of immediately available funds pursuant to instructions set forth in the True-Up Payment Spreadsheet); provided, however, the Paying Agent (i) shall pay the Surplus and Adjustment Escrow Transaction Payroll Taxes to the Company (or an Affiliate designated by Buyer) and (ii) shall pay any portion of the Surplus or Adjustment Escrow Fund payable with respect to Company Incentive Membership Units that is subject to withholding as wages or compensation to the Company (or an Affiliate of the Company designated by Buyer) for further payment to the payee through the Company’s (or such Affiliate’s) payroll system and net of any applicable withholding Taxes payable with respect thereto; and
(ii)if the Estimated Closing Cash Merger Consideration exceeds the Final Closing Cash Merger Consideration (such excess, the “Deficit”), then Buyer and Sellers’ Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (x) the amount of the Deficit from the Adjustment Escrow Fund to Buyer and (y) if the Deficit is less than the amounts then held in the Adjustment Escrow Fund, the remaining amount of the Adjustment Escrow Fund to the Paying Agent (for further distribution of such amount, minus the amount of any Transaction Payroll Taxes with respect to the payments contemplated in this Section 2.11(d)(ii) (the “Adjustment Escrow Transaction Payroll Taxes”), to the Company Unitholders in accordance with their Pro Rata Allocation Portions as set forth in the True-Up Payment Spreadsheet, by wire transfer of immediately available funds pursuant to instructions set forth in the True-Up Payment Spreadsheet); provided, however, the Paying Agent (i) shall pay the Adjustment Escrow Transaction Payroll Taxes to the Company (or an Affiliate designated by Buyer) and (ii) shall pay any portion of the Adjustment Escrow Fund payable with respect to Company Incentive Membership Units that is subject to withholding as wages or compensation to the Company (or an Affiliate of the Company designated by Buyer) for further payment to the payee through the Company’s (or such Affiliate’s) payroll system and net of any applicable withholding Taxes payable with respect thereto. Should the amounts then-held in the Adjustment Escrow Fund, if any, be insufficient to satisfy the full amount of the Deficit, then Buyer shall be entitled, at Buyer’s election, to recover such unsatisfied amount (the “Remaining Deficit”) from either (or a combination of) (i) the Indemnity Escrow Fund, in which case, Buyer and Representative shall promptly (but in any event within five (5) Business Days of the final determination thereof) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such amount to Buyer from the Indemnity Escrow Fund and (ii) to recover the amount of the Remaining Deficit that has not been satisfied by from the Indemnity Escrow Fund directly from the Company Unitholders, in which case, the Company Unitholders, jointly and severally, shall pay to Buyer, within five (5) Business Days of the determination of the Remaining Deficit not satisfied from the Indemnity Escrow Fund, an amount of cash equal to the amount of the Deficit by wire transfer of immediately available funds to such account designated in writing by Buyer to the Sellers’ Representative.
(iii)If any payments are to be made to the Company Unitholders pursuant to this Section 2.11(d), promptly following the determination of the Final Closing Cash Merger Consideration pursuant to this Section 2.11, the Sellers’ Representative shall deliver to Buyer an updated Consideration Spreadsheet in a form and substance reasonably acceptable to Buyer reflecting the allocation of the of such payments among the Company Unitholders in accordance with their Pro Rata Allocation Portions (the “True-Up Payments Spreadsheet”). Any amounts payable by the Paying Agent to the Company Unitholders shall be paid pursuant to the wire instructions for such Company Unitholder as set forth in such Company Unitholder’s Letter of Transmittal.
Section 2.12Paying Agent.
(a)Prior to the Closing, the Sellers’ Representative and Buyer shall designate Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator, or such other bank or trust company reasonably acceptable to Buyer and Sellers’ Representative, to act as paying agent in connection with the contemplated transactions (the “Paying Agent”). Buyer shall deliver to the Paying Agent the amounts contemplated in Section 2.9(b), at the time indicated therein. Payments with respect to the Company Securities will be without interest. The funds so deposited with the Paying Agent shall be held pursuant to the terms of the Payments Administration Agreement between Buyer, the Sellers’ Representative and the Paying Agent, substantially in the form attached hereto as Exhibit G (the “Paying Agent Agreement”) and Buyer and the Sellers’ Representative shall instruct the Paying Agent to pay such amounts as provided in the applicable provisions of Section 2.9, Section 2.12 and the Consideration Spreadsheet.
(b)Promptly following the Closing Date, Buyer and the Sellers’ Representative shall cause the Paying Agent to mail or email to each Company Unitholder that is entitled to payment pursuant to the terms of Section 2.3(b) as set forth on the Consideration Spreadsheet (each, a “Payee”): (i) a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”), and (ii) instructions for obtaining each Payee’s portion of such Payee’s payment pursuant to Section 2.3(b) as specified in the Consideration Spreadsheet; provided, however, that such delivery shall not be required with respect to any Payee that has received the Letter of Transmittal as of or prior to the Closing Date. Subject to Section 2.14, upon receipt by the Paying Agent from a Payee of a duly completed and executed Letter of Transmittal and any other required documents set forth in the Letter of Transmittal (the “Exchange Documents”), Buyer and the Sellers’ Representative shall (i) with respect to amounts payable pursuant to Section 2.3(b) with respect to Company Units (other than such amounts that are subject to withholding as wages or compensation), instruct the Paying Agent to make such payments as set forth on the Consideration Spreadsheet as soon as practicable thereafter in accordance with the Paying Agent Agreement and (ii) with respect to amounts payable pursuant to Section 2.3(b) with respect to Company Incentive Membership Units that are subject to withholding as wages or compensation, instruct the Company to pay such amounts through the Company’s payroll system net of applicable withholding Taxes payable with respect thereto.
(c)Notwithstanding anything to the contrary contained herein, none of Buyer, the Company, the Sellers’ Representative or the Paying Agent shall be liable to any Company Unitholder for any portion of the Closing Cash Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(d)At the Closing, Buyer shall deposit, or shall cause to be deposited, with the Paying Agent for further delivery to the Escrow Agent pursuant to the wire instructions set forth on the Consideration Spreadsheet (i) an amount in cash equal to $600,000 (the “Indemnity Escrow Amount”), to be held in escrow as a segregated escrow fund (such amount on deposit with the Escrow Agent, together with any interest thereon (as such amounts may be reduced from time to time), the “Indemnity Escrow

Fund”), which amount shall not become payable as of the Closing Date but shall instead be paid in accordance with, and subject to the provisions of, Article IX and pursuant to the terms of the Escrow Agreement, (ii) an amount in cash equal to $1,500,000 (the “Adjustment Escrow Amount”), to be held in escrow as a segregated escrow fund (such amount on deposit with the Escrow Agent, together with any interest thereon (as such amounts may be reduced from time to time), the “Adjustment Escrow Fund”), which amount shall not become payable as of the Closing Date, but shall instead be paid in accordance with Section 2.11 and pursuant to the terms of the Escrow Agreement and (iii) an amount in cash equal to $2,000,000 (the “Schedule 9.2(h) Escrow Amount” and together with the Indemnity Escrow Amount and the Adjustment Escrow Amount, the “Escrow Amount”), to be held in escrow as a segregated escrow fund (such amount on deposit with the Escrow Agent, together with any interest thereon (as such amounts may be reduced from time to time), the “Schedule 9.2(h) Escrow Fund” and together with the Indemnity Escrow Fund and the Adjustment Escrow Fund, the “Escrow Funds”), which amount shall not become payable as of the Closing Date but shall instead be paid in accordance with, and subject to the provisions of, Article IX and pursuant to the terms of the Escrow Agreement. The Escrow Funds shall be held as partial security for any Losses for which any of the Buyer Indemnified Parties are entitled to recovery under this Agreement, including pursuant to Article IX and for the payment of any Taxes pursuant to Article VII, and for any amount for which Buyer is entitled to recover pursuant to Section 2.11. The Adjustment Escrow Fund shall be held as partial security for any amount for which Buyer is entitled to recovery pursuant Section 2.11. Each of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Schedule 9.2(h) Escrow Amount shall be withheld from the amounts payable to the Company Unitholders pursuant to this Article II and the amount of the Indemnity Escrow Amount, the amount of the Adjustment Escrow Amount and the amount of the Schedule 9.2(h) Escrow Amount so withheld from each Company Unitholder shall be deemed to have been contributed to the Indemnity Escrow Fund, the Adjustment Escrow Fund, and the Schedule 9.2(h) Escrow Fund, respectively, with respect to such Company Unitholder. Any payments to be made out of the Indemnity Escrow Fund or the Schedule 9.2(h) Escrow Fund for the benefit of the Company Unitholders shall be made in accordance with Article IX, and any payment made out of the Adjustment Escrow Fund for the benefit of the Company Unitholders shall be made in accordance with Section 2.11.
(e)Each Company Unitholder’s right, if any, to receive cash from the Indemnity Escrow Fund, the Adjustment Escrow Fund, the Schedule 9.2(h) Escrow Fund or the Sellers’ Representative Expense Amount, as applicable, is non-transferable and non-assignable, except that each Company Unitholder shall be entitled to assign such Company Unitholder’s rights to such amounts by will, by the Laws of intestacy or by other similar operation of law, provided that any such assignee shall be subject to the terms of this Agreement and the Escrow Agreement applicable to the Company Unitholder.
(f)Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, the Company Unitholders or the Sellers’ Representative, (i) it is expressly acknowledged and agreed that Buyer and its Affiliates and all Representatives shall be entitled to rely on the Consideration Spreadsheet, the True-Up Payments Spreadsheet, the Indemnity Escrow Payment Spreadsheet and the Closing Statement without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, (ii) in no event shall Buyer, the Company or any of their Affiliates or Representatives (excluding, for the avoidance of doubt, the Company Unitholders and the Seller Indemnifying Parties) have any liability to any Person (including any liability to the Sellers’ Representative or any Company Unitholder or any Seller Indemnifying Party) for any actual or alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Consideration Spreadsheet, the True-Up Payments Spreadsheet, the Indemnity Escrow Payment Spreadsheet or the Closing Statement and the allocations set forth therein, or payments made by any Person in accordance with the Consideration Spreadsheet, the True-Up Payments Spreadsheet, the Indemnity Escrow Payment Spreadsheet or the Closing Statement.
Section 2.13Maximum Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate cash consideration payable by Buyer hereunder with respect to the Company Units exceed the Estimated Closing Cash Merger Consideration and the amounts deposited in the Escrow Funds that become payable to the Company Unitholders pursuant to Section 2.11 and Article IX, if any.
Section 2.14Withholding Rights. Notwithstanding anything herein to the contrary, each Party, the Paying Agent, and each of their respective agents or representatives shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article III
BUYER AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES
Buyer and Merger Sub hereby represent and warrant to the Company as follows:
Section 3.1Incorporation; Authorization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and Merger Sub has full corporate or similar organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and any Ancillary Agreement to which it is a party and the consummation by each of Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar organizational action on the part of each of Buyer and Merger Sub, and no other corporate proceedings on the part of by each of Buyer and Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which by each of Buyer and Merger Sub is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement (and each of the Ancillary Agreements to which by each of Buyer and Merger Sub is a party) has been duly executed and delivered by each of Buyer and Merger Sub and this Agreement (and each such Ancillary Agreement) (assuming that this Agreement and such Ancillary Agreement constitutes the legal, valid and binding obligation of the other Parties hereto and thereto) constitutes the valid and binding obligations of by each of Buyer and Merger Sub, enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions.
Section 3.2No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer and Merger Sub are a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Contract to which Buyer or Merger Sub is a party or by which Buyer’s or Merger Sub’s property may be bound or affected, except where such conflict, breach, default, modification, cancellation, right of termination or acceleration would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby; (ii) assuming the accuracy of the representations and warranties set forth in Section 4.1(e), violate or conflict with any Law to which Buyer or any of its property is subject, except where such violation or conflict would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby; (iii) assuming the accuracy of the representations and warranties set forth in Section 4.1(e), require any License or Order of, or notice to, or filing, registration or qualification with, any Governmental Authority;

or (iv) conflict with or result in any breach of any of the provisions of the Organizational Documents of Buyer or Merger Sub.
Section 3.3Brokers, Finders, Etc. Neither Buyer nor Merger Sub has incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement for which the Company or any Company Unitholder would be liable.
Section 3.4Investment. Neither Buyer nor Merger Sub is acquiring the Surviving Company Class A Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
Section 3.5Litigation. There is no Action or Order pending or affecting, or threatened against, Buyer or Merger Sub seeking to prevent or delay the consummation of the transactions contemplated by this Agreement.
Section 3.6Funding. Buyer will have on the Closing Date access to sufficient unrestricted cash and cash equivalents to purchase the Company Units and pay the Estimated Closing Cash Merger Consideration as set forth herein.
Section 3.7NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY UNITHOLDERS IN THE JOINDER AGREEMENT AND THE LETTER OF TRANSMITTAL AND THE REPRESENTATIONS AND WARRANTIES MADE BY THE OPTIONHOLDERS IN THE OPTION TERMINATION AGREEMENTS, NONE OF THE COMPANY, NOR ANY AFFILIATE OF THE COMPANY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO COMPANY, THE BUSINESS OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS AND BUYER ACKNOWLEDGES THAT THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE COMPANY OR ANY OF ITS OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY UNITHOLDERS IN THE JOINDER AGREEMENT AND THE LETTER OF TRANSMITTAL AND THE REPRESENTATIONS AND WARRANTIES MADE BY THE OPTIONHOLDERS IN THE OPTION TERMINATION AGREEMENTS, (I) BUYER ACKNOWLEDGES THAT THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTION, FORECAST OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER OR ANY AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES), AND (II) THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY IN THE FUTURE. NOTWITHSTANDING ANYTHING TO THE CONTRARY

CONTAINED HEREIN, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF ANY PARTY TO SEEK ANY AVAILABLE REMEDY FOR FRAUD.
Article IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY
Except as set forth in the specific section, subsection or sub-clause of the Company disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement and dated as of the date hereof (the “Company Disclosure Schedules”) that correspond to the section, subsection or subclause of each representation and warranty set forth in this Article IV (and except as set forth in another section of the Article IV sections of the Company Disclosure Schedules hereto, to the extent that it is reasonably apparent on the face of such disclosure, without reference to the underlying information or documents, that such disclosure is applicable to such other section of this Article IV), the Company hereby represents and warrants to Buyer and Merger Sub as follows:
Section 4.1Company Organization; Authorization.
(a)The Company is a limited liability company duly formed, organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own or lease and operate its properties and assets and to carry on their respective businesses as presently conducted. The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 4.1(a) of the Company Disclosure Schedules, which jurisdictions constitute all of the jurisdictions in which the ownership, lease or operation of properties and the conduct of the Business requires such qualification, except where the failure to be so qualified has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has made available to Buyer true and complete copies of the Company’s Organizational Documents reflecting all amendments made thereto at any time prior to the date of this Agreement. The Organizational Documents of the Company are in full force and effect and the Company has not, nor has ever been, in violation of the provisions of any current or past Organizational Documents of the Company.
(b)The Company has full power and authority to enter into, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company (including the unanimous approval of the managers of the Company) and no further limited liability company or other action is required on the part of the Company to authorize this Agreement or any Ancillary Agreements to which the Company is a party or to consummate the Merger or any other transactions contemplated hereby and thereby. This Agreement (and each of the Ancillary Agreements to which the Company is a party) has been duly executed and delivery by the Company and this Agreement (and each of the Ancillary Agreements to which the Company is a party) (assuming that this Agreement and any such Ancillary Agreement constitutes the legal, valid and binding obligation of Buyer) constitutes the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions. The adoption of this Agreement, the approval of the Merger and the amendment of the Company’s limited liability company agreement as reflected in the A&R LLC Agreement by the Manager is the only vote or approval required under Law, the Organizational Documents of the Company or any Contract to which the Company or any Company Unitholder is a party or pursuant to which any of their assets or properties are bound, in each case, to legally adopt this Agreement, approve the Merger, amend the Company’s limited liability company agreement to reflect the A&R LLC Agreement and the other transactions contemplated hereby (“Requisite Approval”), which has been obtained.

(c)The Company has provided written notice to the Company Unitholders with respect to the transactions contemplated hereby and the Ancillary Agreements containing all information and disclosures required to be included therein in accordance with all applicable Laws and the Company’s Organizational Documents. The communications, information and materials submitted or delivered by or on behalf of the Company to the Company Unitholders in connection with this Agreement or the transactions contemplated hereby did not (and do no) contain any untrue statement of a material fact, and did not (and do not) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
(d)No “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law or any anti-takeover provision in the Organizational Documents of the Company is applicable to the Company, any Company Securities, this Agreement, or the Merger or the other transactions contemplated hereby.
(e)Section 4.1(e) of the Company Disclosure Schedules sets forth the directors, limited liability company managers and officers (or equivalent) of the Company.
(f)The “annual net sales” (as such term is defined in 16 C.F.R. 801.11) of the “ultimate parent entity” (as such term is defined in 16 C.F.R. 801.1(a)(3)) of the Company are below $239 million. The “ultimate parent entity” (as such term is defined in 16 C.F.R. 801.1(a)(3)) of the Company is not “engaged in manufacturing” (as such term is defined in 16 C.F.R. 801.1(j)). The “total assets” (as such term is defined in 16 C.F.R. 801.11) of the “ultimate parent entity” (as such term is defined in 16 C.F.R. 801.1(a)(3)) of the Company are below $23.9 million.
Section 4.2No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Merger or any of the other the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the purchase of the Surviving Company Class B Units as contemplated in the A&R LLC Agreement) will not: (a) except as set forth on Section 4.2(a) of the Company Disclosure Schedules, with or without notice or lapse of time or both, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, give rise to any right of termination, or acceleration of any right in respect of, or result in a loss of benefit to which the Company is entitled, in each case, under any Contract to which the Company is a party or by which the Company or its assets or properties are bound, except as would not, individually or in the aggregate, be material to the Company; (b) result in the creation or imposition of any Lien upon any of the property or assets (whether tangible or intangible) of the Company; (c) violate or conflict with any Law, ordinance, code, rule, regulation, decree, Order or ruling of any court, arbitral body or Governmental Authority, to which the Company or any of its properties is subject; (d) and the filing of the Certificate of Merger, require any authorization, consent, waiver, order, permit or approval or authorization of, or notice to, or filing, registration or qualification with, any Governmental Authority; or (e) conflict with, violate or result in a breach of any of the provisions of the Organizational Documents of the Company.
Section 4.3Capitalization.
(a)The authorized Company Units, and the quantity and the record and beneficial holder of all Company Units (including each Company Incentive Membership Unit) issued and outstanding are set forth on Section 4.3(a) of the Company Disclosure Schedules. For each such Company Unit, Section 4.3(a) of the Company Disclosure Schedules identifies whether such Company Unit is a Company Incentive Membership Unit and if so, includes the “Benchmark” and “Threshold Amount” (as such terms are defined in the Company Pre-Merger LLC Agreement) for each Company Incentive Membership Units. The Company Incentive Membership Units will be fully vested as of immediately prior to the Effective Time. All issued and outstanding Company Units (i) have been duly authorized, validly issued, fully paid and non-assessable, (ii) have been issued in compliance with applicable Law and not in violation of any preemptive rights, purchase option, call option, subscription rights, rights of first refusal or similar rights, and (iii) are owned, beneficially (free and clear of any Liens, except for restrictions under the Securities Act and state securities Laws) and of record as set forth on

Section 4.3(a) of the Company Disclosure Schedules. Each of the Company Unitholders is an Accredited Investor and the Company has delivered to Buyer true, correct and complete Investor Questionnaires duly completed and executed by each Company Unitholder.
(b)Other than the Company Securities set forth on Section 4.3(b) and Section 4.3(c) of the Company Disclosure Schedules: (i) there are no authorized, promised, issued or outstanding Ownership Interests in the Company; (ii) there are no outstanding or authorized options, warrants, convertible securities, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its respective Ownership Interests in the Company; (iii) there are no outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem or otherwise acquire, directly or indirectly, any Ownership Interests in the Company; (iv) there are no outstanding or authorized Company Securities or stock appreciation rights, phantom equity, profit participation, or similar rights with respect to the Company; (v) there are no agreements, registration rights agreements, voting agreements, voting trusts, proxies or other Contracts, arrangements or understandings relating to any Company Securities or Ownership Interests in the Company or that otherwise affect voting, registration or transfer of or other rights relating to any Company Securities or Ownership Interests in the Company and (vi) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Company Securities or Ownership Interests in the Company. The Company is not obligated to redeem or otherwise acquire any Company Securities or Ownership Interests in the Company. There are no, and the Company has no Liabilities for any, unpaid dividends or distributions and no obligations to declare any dividends or distributions that have accrued or been declared but are unpaid on any of the Equity and the Company will have no Liability to make any dividend or distribution with respect to, arising out of or related to any period that occurs (in whole or in part) prior to the Closing Date.
(c)The Company has reserved 3,000 Company Units for issuance pursuant to the Option Plan. As of the date of this Agreement, 3,000 Company Units are subject to outstanding Company Options, all of which shall automatically be cancelled and be terminated as of the Effective Time. All outstanding Company Options were granted under the Option Plan. True and complete copies of each award agreement, pursuant to which each outstanding Company Option was granted, have been made available to Buyer. All outstanding Company Options have been duly authorized and validly issued and granted in compliance with applicable Law. The cancellation and extinguishment of the Company Options as contemplated by this Agreement complies with, and does not violate applicable Law, the Option Plan, the terms of the Company Options, or any Contract to which the Company is a party or by which it is bound. Section 4.3(c) of the Company Disclosure Schedules sets forth with respect to each Company Option, the name of the holder thereof, the Company Units covered thereby, the exercise price per share (if any), and to the extent applicable, the vesting schedule, number of vested shares as of the most recent month-end preceding the date of this Agreement, and any acceleration terms implicated by this Agreement. Except as set forth on Section 4.3(c) of the Company Disclosure Schedules, there are no additional options, warrants, puts, calls, rights, convertible or exchangeable securities, “phantom” equity rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights), (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, put, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing.
(d)The treatment of the Company Units and Company Options contemplated in this Agreement, including the allocation of Merger Consideration set forth herein, in each case, comply with and do not conflict with or violate the Organizational Documents of the Company, any Law or order applicable to the Company or any Contract pursuant to which the Company or any Company Securityholder is a party or otherwise bound.
(e)As a result of the consummation of the transactions contemplated hereby, Buyer will own all right, title and interest, and will be the sole record and beneficial owner of, a number of

Surviving Company Class A Units equal to the Total Class A Unit Amount, which will represent all issued or outstanding Surviving Company Class A Units. Other than the Surviving Company Class A Units and the Surviving Company Class B Units issued to the Company Unitholders pursuant to Section 2.3(b) (in an aggregate amount equal to the Total Class B Unit Amount), the Company will not have any issued and outstanding Ownership Interests in the Company as of immediately following the Effective Time.
Section 4.4Financial Statements.
(a)Section 4.4(a) of the Company Disclosure Schedules contains copies of the following financial statements (such financial statements, including the related notes and schedules therein, collectively, the “Financial Statements”):
(i)the audited consolidated balance sheet of the Company as of December 31, 2023 and as of September 30, 2024 (such September 30, 2024 balance sheet, the “Audited Balance Sheet”) and the related audited statements of operations, cash flows and member’s equity of the Company for the twelve (12) month period ended December 31, 2023 and for the nine (9) month period ended September 30, 2024 (collectively, the “Audited Financial Statements”).
(b)Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position and condition of the Company, as of its date. Except as set forth on Section 4.4(b) of the Company Disclosure Schedules, the Financial Statements: (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby; and (ii) have been prepared from, and are in accordance with, the books and records of the Company; and (iii) fairly present, in all material respects, the financial position, condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein.
(c)The Company has established and maintains, adheres to, and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), in accordance with GAAP. None of the Company or, to the Company’s Knowledge, any of its representatives, has received or otherwise obtained any written, or to the Company’s Knowledge, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There has been no Fraud, whether or not material, involving any officer of the Company or any employee of the Company who has a significant role in the Company’s internal control over financial reporting.
Section 4.5Undisclosed Liabilities.
(a)Except as disclosed and adequately reserved for in the Audited Balance Sheet or as set forth on Section 4.5(a) of the Company Disclosure Schedules, the Company has no Liabilities, except for (i) trade Liabilities that have arisen after the date of the Audited Balance Sheet in the Ordinary Course of Business which could not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business and (ii) Transaction Expenses that will be paid prior to the Calculation Time or included in the Closing Transaction Expense set forth on the Consideration Spreadsheet.
(b)Except as described on Section 4.5(b) of the Company Disclosure Schedules, the Company does not have any Indebtedness. Section 4.5(b) of the Company Disclosure Schedules sets forth a complete and correct list of each item of Indebtedness of the Company as of the date of this Agreement (including any guarantees of Indebtedness), identifying the name and address of the creditor thereto, the amount of such Indebtedness as of the close of business on the date of this Agreement, and any restriction or penalty upon the prepayment of any such Indebtedness. With respect to any Indebtedness, the Company is not nor has it ever been in default under such Indebtedness and no payments thereunder are past due.

(c)Except as set forth on Section 4.5(c) of the Company Disclosure Schedules, there are no Closing Transaction Expenses.
Section 4.6Absence of Certain Changes. Except as disclosed on Section 4.6 of the Company Disclosure Schedules, since January 1, 2024 (the “Lookback Date”), the Company has conducted its business in the Ordinary Course of Business, there has not been any Material Adverse Effect nor any event, occurrence, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, including the loss of any customer representing more than five percent (5%) of sales, and none of the Company nor any Company Securityholders has:
(a)disposed of any of the Ownership Interests in the Company, including the Equity;
(b)changed any salaries, sales commissions or other compensation of, or paid any bonuses or extraordinary compensation to, any current or former director, manager, officer, employee, sales representative, consultant or member of the Company with annual base compensation of at least $100,000, or entered into any employment, severance or similar agreement with any current or former director, manager, officer, employee, sales representative, consultant or member of the Company;
(c)adopted or entered into new Employee Benefit Plans or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Benefit Plan for or with any employees of the Company;
(d)entered into any transaction, Contract or commitment outside of the Ordinary Course of Business, or canceled or waived any claim or right outside the Ordinary Course of Business;
(e)modified or amended in any material respect or terminated any Material Contract;
(f)entered into, terminated, or received notice of termination of any Contract or transaction involving a total remaining commitment by the Company of at least $50,000;
(g)(i) changed the Company’s accounting or Tax methods, elections, policies, practices, or principles, (ii) changed the Company’s reserve or accrual amounts or policies, (iii) changed the Company’s depreciation or amortization policies or previously adopted rates, (iv) written-off as uncollectible any material accounts receivables, (v) entered into any transactions giving rise to deferred revenue, income, gains, deductions or losses outside of the Ordinary Course of Business, (vi) made or requested any Tax ruling or voluntary disclosure, entered into any closing agreement related to Taxes, settled any claim or assessment in respect of Taxes or amended any Return, in each case that could reasonably be expected to have any impact on Buyer or any of its Subsidiaries or Affiliates (including the Company after the Closing), or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any such extension that arises solely from permitted and routine extensions of the due date of a Return), which limitation period has not yet closed;
(h)changed any working capital practice of the Company outside of the Ordinary Course of Business;
(i)sold, leased, pledged, licensed or otherwise disposed or encumbered any tangible or intangible asset or property of the Company, including the Company IPR, outside the Ordinary Course of Business;
(j)failed to maintain and replenish the Company’s inventory, supplies, equipment, and computers in the Ordinary Course of Business;
(k)(A) issued any Ownership Interests in the Company or issued or granted any option, warrant, registration right, convertible security or other right to acquire or sell any Ownership

Interests in the Company, (B) retired, redeemed, purchased, withdrawn or otherwise acquired for value any of the Ownership Interests in the Company (including the purchase of warrants, rights, or other options to acquire such interests), or (C) declared or paid any non-cash dividends or made any distributions or other cash payments with respect to any of the Ownership Interests in the Company;
(l)created, incurred, assumed or otherwise became liable for any Indebtedness, except for Indebtedness that is disclosed in the Financial Statements or on Section 4.5(b) of the Company Disclosure Schedules;
(m)granted or suffered to exist any Lien on any of the Ownership Interests in the Company or the tangible or intangible assets or properties of the Company, other than a Permitted Lien;
(n)settled, released or forgiven any claim or litigation or waived any right thereto that relates to any of the Ownership Interests in the Company, or the tangible or intangible assets or properties of the Company;
(o)taken any action that decreased, removed, sold, otherwise disposed of, pledged or granted any security interest in or licensed any non-cash tangible or intangible, asset or property;
(p)not sold, assigned, transferred, or permitted to lapse any Intellectual Property Right, or disclosed or permitted disclosure (except in the Ordinary Course of Business) to any Person other than representatives of the Company or any Company Securityholder, any Trade Secret, Confidential Information or other proprietary information;
(q)agreed, whether verbally or in writing, to do any of the foregoing.
Section 4.7Real Property.
(a)The Company does not own and has never owned any real property or any option or other right or obligation to purchase any real property or any interest therein.
(b)Section 4.7(b) of the Company Disclosure Schedules sets forth a complete and correct list of all real property that is leased or subleased to the Company used in the operation of the Business, the address of such premises, and all Realty Leases pursuant to which such real property is leased or subleased (such real property, together with all buildings, improvements and fixtures thereon, the “Leased Real Property”). The Leased Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the Business and which are necessary for the conduct of the Business as presently conducted and as historically conducted during the twenty-four (24) month period immediately preceding the Closing Date. With respect to the Leased Real Property:
(i)each lease or sublease of Leased Real Property and any and all related amendments, modifications, extensions, renewals, guaranties and assignments thereof pursuant to which the Company is a party (each, a “Realty Lease” and collectively, the “Realty Leases”) is in full force and effect and is a valid and binding obligation of the Company and, to the Company’s Knowledge, the landlord or lessor thereunder (each, a “Realty Lessor”), enforceable against the Company and, to the Company’s Knowledge, the applicable Realty Lessor, in accordance with its terms (except as enforceability may be limited by the General Enforceability Exceptions), and accurate and complete copies of the Realty Leases have been provided to Buyer prior to the date hereof;
(ii)the Company is a tenant or possessor, as applicable, in good standing under the Leased Real Property (with a right of quiet enjoyment therein), and all rents due with respect to the Leased Real Property have been paid. The Company is not in default under any Realty Lease, and there exists no event that, with the passage of time, the giving of notice, or both, would constitute a default by the Company or, to the Company’s Knowledge, any Realty Lessor under any Realty Lease. No event has occurred which, with the delivery of notice, the passage of time or both, would: (1) constitute a default by the Company or, to the Company’s Knowledge, any Realty Lessor under any Realty Lease; or

(2) permit the termination or modification of any Realty Lease. The Company has not subordinated its leasehold estate or subleasehold estate under the Realty Leases to any mortgage, deed of trust or other encumbrance encumbering the Leased Real Property and there are no such mortgages, deeds of trust or other encumbrances encumbering the Leased Real Property;
(iii)except pursuant to Permitted Liens: (A) the Company is the owner and holder of a valid leasehold or subleasehold interest created by the respective Realty Lease and the Company has not subleased, licensed, assigned or otherwise granted any Person the right to use or occupy its respective Leased Real Property or any portion thereof; and (B) the Company has not mortgaged or otherwise encumbered or created any Lien against its leasehold or subleasehold estate in the Leased Real Property;
(iv)none of the Company has received any written notice from any Realty Lessor repudiating any provision of any Realty Lease or giving notice of its intent to revoke or not renew any Realty Lease and, to the Company’s Knowledge, no such revocation, repudiation or intention not to renew is contemplated;
(v)the Company has obtained all certificates of occupancy or required permits with respect to the use and occupancy by the Company of the Leased Real Property;
(vi)the Leased Real Property is in good operating condition and repair, normal wear and tear excepted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. The Company could not reasonably be expected to be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Realty Lease. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company expects to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Realty Lease.
Section 4.8Title to Assets; Tangible Assets.
(a)Except as set forth on Section 4.8 of the Company Disclosure Schedules, the Company is the sole and exclusive owner of and has valid and marketable title to, or a valid leasehold interest in or license to, all of the properties and assets (whether real or personal, tangible or intangible) owned or purported to be owned, or used or held for use by the Company, including all such properties and assets located on the Company’s premises, shown on the Audited Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for such properties and assets (which are not individually or in the aggregate) disposed of in the Ordinary Course of Business since the date of the Audited Financial Statements, and the Company is exclusively entitled to possess and dispose of such properties and assets pursuant to binding Contracts. There are no outstanding agreements or options to sell which grant any Person other than Buyer the right to purchase or otherwise acquire any of the properties or other assets (whether real or personal, tangible or intangible) of the Company. Except as set forth on Section 4.8(a) of the Company Disclosure Schedules, no Person owns or has an interest, directly or indirectly, in any equipment, supplies, properties and other assets (whether real or personal, tangible or intangible) used in or related to the Business.
(b)The Company owns or leases all buildings, equipment, and other tangible assets and properties reasonably necessary for the conduct of the Business as presently conducted and proposed to be conducted. All registration dues or fees required to be paid by the Company with respect to any of its assets or properties have been paid.
(c)The buildings, machinery, equipment, and other tangible assets and properties that the Company owns or leases have been maintained in accordance with the Company’s maintenance and capital expenditure practices and, are in good operating condition and satisfactory repair, normal wear and tear excepted, and are sufficient for the continued operation of the Business of the Company following the Closing.

Section 4.9Subsidiaries. The Company does not have, and has never had, any direct or indirect Subsidiaries and none of the business or operations of the Company have been conducted through any entity other than the Company. The Company does not own, or have any interest in any shares or hold any Ownership Interest in any other Person.
Section 4.10Litigation; Orders. Except as disclosed on Section 4.10 of the Company Disclosure Schedules, (a) the Company is not subject to any outstanding injunction, judgment, Order, decree, ruling, or charge relating to the Business, (b) there are no, and for the last three (3) years there have been no, Actions, pending, or to the Company’s Knowledge, threatened against or by the Company, or affecting any of its assets, properties or business relating to the Business, and (c) to Company’s Knowledge, there are no facts or circumstances which could reasonably be expected to result in or lead to the instigation of, any Action against or by the Company, or affecting any of its assets, properties or business relating to the Business.
Section 4.11Intellectual Property.
(a)Section 4.11(a) of the Company Disclosure Schedules sets forth a complete and correct list or description, as applicable, of all Company Exclusive IPR, including (i) Patents, (ii) registered Trademarks, applications for Trademark registrations, and unregistered Trademarks and tradenames, (iii) registered Copyrights and applications for Copyright registrations, (iv) domain names and social media accounts, (v) Software, and (vi) any and all other material IPR embodied in or otherwise related to the Company Products, including, without limitation, all material formulas, specifications and recipes for the Company Products.
(b)Section 4.11(b) of the Company Disclosure Schedules lists all Company IPR Agreements, other than those for Commercially Available Software. The Company has made available or delivered to Buyer true and complete copies of all Company IPR Agreements (as amended to date, including all supplements and modifications thereto).
(c)The Company IPR constitutes all of the Intellectual Property Rights reasonably necessary for the operation of the Business as presently conducted and proposed to be conducted. All Company IPR necessary for the operation of the Business immediately prior to the Closing will be owned (in the case of Owned IPR) or available for use (in the case of Intellectual Property Rights licensed to the Company under any Company IPR Agreements) by Buyer on substantially the same terms and conditions immediately subsequent to the Closing.
(d)The Company (i) has not encumbered or placed limitations on any Company IPR or the Company’s use thereof, except for Permitted Liens and (ii) owns and possess all right, title and interest in and to, free and clear of all Liens, except for Permitted Liens, or has the valid and enforceable right to use, pursuant to a binding and enforceable written Contract, all Company IPR.
(e)The Company Exclusive IPR is valid, enforceable and subsisting, and will remain the same immediately following the Closing. The Company has taken all commercially reasonable steps to maintain and protect each item of Company Exclusive IPR, and Confidential Information. No such Confidential Information of the Company has been disclosed or authorized to be disclosed to any Person other than pursuant to a written Contract restricting the disclosure and use of such Confidential Information. The Company has, and enforces, a policy requiring each of its employees and independent contractors to execute an enforceable and written proprietary information, assignment of inventions and confidentiality Contract effectively and validly assigning to the Company all rights in any Intellectual Property Rights authored, invented, created, conceived or otherwise developed in the scope of his or her, or its engagement by the Company, copies of forms of which have been made available to Buyer, and all current and former employees and all current and former independent contractors of the Company, have executed such a Contract. The Company has recorded all assignments of any registered Intellectual Property Rights assigned to the Company with the relevant Governmental Authority in accordance with applicable Laws and regulations in each jurisdiction in which such assignment is required to be recorded. No employee or independent contractor of the Company is obligated under any Contract or subject to any judgment, decree or order of any court or administrative agency, that interferes with such employee’s or independent contractor’s duties to the Company, or that conflicts with the conduct of the Business.
(f)All necessary fees and filings with respect to any Company Exclusive IPR have been timely submitted to the relevant Governmental Authorities and domain name registrars to maintain such Company Exclusive IPR in full force and effect. There are no renewals, annuities, payments, fees, responses to office actions or other filings with respect to any Company Exclusive IPR required to be made and having a due date within one hundred-twenty (120) days after the Closing Date. No issuance or registration obtained and no application filed for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. None of the Company Exclusive IPR has been or is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, or opposition proceeding.
(g)Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of Law or otherwise of any Company IPR Agreement, will result in: (i) Buyer, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by or licensed to any of them (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights held by the Company as of the Closing Date) or being required to provide any source code to any third Person, (ii) Buyer, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Buyer, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated by this Agreement.
(h)The Company is not under any obligation to license any Intellectual Property Rights to any Governmental Authority or research institution as a result of any funding received by the Company from any such Governmental Authority or research institution.
(i)The products or services of the Company (“Company Products”) do not incorporate, include, or are distributed together with, or are compiled with, or linked (dynamically or statically) with any open source materials, and, there are no current or future plans to so incorporate, include, distribute together with, compile with, or link with any additional open source material. The Company has not, by license, transfer, escrow or otherwise, permitted any other Person the right to reverse engineer, disassemble or decompile any of the Company Products to create such source code, except as may be required by law. Each copy of the Company Products distributed or made available by the Company was at that time the subject of a valid, existing and enforceable Contract. No Company Product is subject to any Liens, other than Permitted Liens, or obligation by Company to an escrow agreement which provides for any release to any other Person of any Software, in source code or binary form, of the Company Products and the Company has not entered into any escrow agreement, obligation to enter into an escrow agreement or other obligation which provides for the release of any Software code of the Company Product under any circumstances, such as, but not limited to, bankruptcy or breach by the Company of a customer Contract. The Company has reduced to writing all material IPR related to the Company Products, including, without limitation, all material formulas, specifications and recipes for the Company Products. Accurate and complete copies of all such material IPR, including material formulas, specifications and recipes, have been provided to Buyer prior to the date hereof.
(j)The Company has not (directly or indirectly) written or developed any Software, including such Software which comprise the Company Products.
(k)Except as set forth on Section 4.11(h) of the Company Disclosure Schedules:
(i)no third party has or is currently infringing on, misappropriating or otherwise violating any Company Exclusive IPR;

(ii)the Company is not and has not been party to any Action involving a claim, and has not received any written, or to the Company’s Knowledge, any other communication claiming, that any Company IPR is invalid or unenforceable or otherwise challenging the Company’s ownership or use of any Company IPR;
(iii)the Company is not party to any Action involving a claim that a third party infringed, misappropriated, diluted, or otherwise violated the Company IPR;
(iv)The Company is not party to any Action involving a claim, and has not received any written, or to the Company’s Knowledge, any other communication claiming, that the Company has infringed, misappropriated, diluted, or otherwise violated, or that the Company is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property Rights of any third party and the Company, its products and services, including the Company Products, and the operation of the Business have not infringed, misappropriated, diluted, or otherwise violated, and do not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third party.
Section 4.12Employment and Labor Matters.
(a)Section 4.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all individuals who are full-time, part-time, or temporary employees or individuals engaged on contract to provide services to the Company (including all independent contractors and consultants) (the “Employees”), specifying the date of hire or engagement and length of service (if different), employment status (part-time, full-time or temporary employee, or other type of contractual relationship), title, work location, employer’s name, salary, hourly rate of pay, consulting fees, or alternate compensation arrangement, commissions, bonus or other incentive pay, vacation entitlement and accrued but unused vacation, and current employee status (as active or inactive, and where inactive, the type of leave or layoff and the expected date of return to work if known and whether the employee is in receipt of disability benefits or workers’ compensation benefits) for each such Employee. To the Company’s Knowledge, no Employee listed in Section 4.12(a) of the Company Disclosure Schedules intends to terminate his or her employment or engagement for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. No Employee or other service provider of the Company works outside of the United States. Except as specifically identified on Section 4.12(a) of the Company Disclosure Schedules, there are no employment agreements with any Employee of the Company.
(b)Except as set forth on Section 4.12(b) of the Company Disclosure Schedules, the Company has not ever been a party to or subject to any collective bargaining agreement or other agreement with a labor union, and no employee of the Company has ever been represented by a labor union or other collective bargaining representative with respect to his or her employment with the Company. There are no labor unions presently representing or engaged in any organizing activity with respect to any employee of the Company, and no union organization campaign or organizational effort is in progress with respect to any Company employee.
(c)The Company is in compliance and has, during the past three (3) years, complied with all Laws respecting employment, employment practices, and terms and conditions of employment, including without limitation, wages and hours, labor relations, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closure and mass layoff (including the WARN Act and any similar foreign, state and local Laws), affirmative action, leaves of absence, occupational health and safety, workers compensation, and unemployment insurance. Each independent contractor has been properly classified by the Company as an independent contractor, and the Company has not received any notice (written or otherwise) from any Person or Governmental Authority disputing the classification of an independent contractor providing services to the Company. The Company has correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other similar Laws.
(d)The Company has paid in full to each current or former Employee all wages, salaries, overtime pay, commissions, bonuses, benefits and other compensation due to, or on behalf of,

such Employees, and there is no Action with respect to payment of wages, salary, overtime pay, commissions, bonuses, benefits or for other compensation due to or on behalf of such Employees that has been asserted, or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any current or former Employee. The Company does not have any Liabilities relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. The Company has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(e)There is not presently pending or existing, and, to the Company’s Knowledge, there is not threatened, any strike, work stoppage, or other labor controversy in effect or threatened by Employees of the Company, and within the last five (5) years prior to the Closing Date, the Company has not had or been threatened with any labor strike, work stoppage or other labor controversy. There is no unfair labor practice charge or unfair labor practice complaint pending or threatened against the Company. The Company has not engaged in any plant closing or Employee layoff activities that would violate or give rise to an obligation to provide any notice required under the WARN Act or any similar foreign, state and local Laws and it has no plans to undertake any actions that would require the providing of any such notice.
(f)The Company is and has been in material compliance with all material written guidance and recommendations promulgated by any Governmental Authority applicable to the Company, including the Occupational Safety and Health Administration, in connection with COVID-19, including implementing any workplace safety recommendations and protections.
(g)The Company has properly completed Forms I-9 to verify the identity and work authorization status of each of its employees in material compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations, and the Company’s independent contractors are authorized to work in the United States. No employee or independent contractor of the Company presented any temporary work authorization document at the time of hire that is presently or at any future date will be subject to I-9 re-verification. The Company has retained a Form I-9 for each applicable employee and former employee and all other records, documents, or other papers that are required by Law to be retained with Form I-9 by the Company, including any E-Verify reports. Since formation, the Company has not been warned, fined, or otherwise penalized by reason of its failure to comply with immigration or work authorization laws nor is any such proceeding pending or threatened.
Section 4.13Compliance with Laws.
(a)Except as set forth on Section 4.13(a) of the Company Disclosure Schedules, the Company is, and has been since formation, in compliance in all material respects with all applicable Laws and every Governmental Authority having jurisdiction, as applicable, other than as would not be material to the Company. No written or, to the Company’s Knowledge, oral, notice has been received by the Company alleging a violation of, or Liability or potential responsibility under, any such Law, which is pending or remains unresolved. No fact or condition exists that, with notice or lapse of time or both, would constitute a default by or on behalf of the Company under any Order.
(b)Except as disclosed on Section 4.13(b) of the Company Disclosure Schedules, the Company has not received any investigation, untitled letter, warning letter, “It Has Come to Our Attention Letters”, enforcement action, inquiry, request for information, or any other adverse action from the U.S. Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), Consumer Product Safety Commission (“CPSC”), or any other similar foreign, federal, state, or local Governmental Authority and the Company has not received any notice or other communication from any third party alleging the foregoing.

(c)Except as set forth on Section 4.13(c) of the Company Disclosure Schedules, none of the Company’s products (i) are or have been adulterated or misbranded pursuant to or within the meaning of the Federal Food, Drug, and Cosmetic Act, Federal Trade Commission Act, or any implementing regulations or rules thereunder, or equivalent provisions of federal, state, or local Laws that are applicable to the Company, or any of its products or current business, or (ii) have been the subject of any ban, suspension, recall, withdrawal, discontinuation, removals, seizures, detentions, safety alert, cease and desist demands, or other notice relating to an alleged lack of safety, quality, or regulatory compliance, whether voluntarily or as required by any Person, including, but not limited to, the FDA, FTC, CPSC, or any other Governmental Authority, or (iii) have been subject to any notice from any party alleging or threatening any of the foregoing. All contract manufacturers of the products have manufactured said products in compliance with all applicable Laws, including being manufactured pursuant to all applicable current good manufacturing practices and food safety Laws. No report of any problems, malfunctions, serious adverse events, or defects involving any products or related to the Company’s business has been filed that was or, to the Company’s Knowledge, is required to be filed with any Governmental Authority, including any new dietary ingredient notifications. There are no pending, and within the last three (3) years prior to the date of this Agreement there have not been any, Actions or claims or threats thereof related to product liability involving any product developed, marketed, or commercialized by the Company, and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of.
(d)The operation of the Company, including any manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, certification, registration, listing, advertising, reporting, record keeping, sale and distribution of the products, and to the Company’s Knowledge, all such activities or processes relating to the business of the Company that are outsourced to third parties, is and has been in compliance in all material respects with all applicable Laws in all markets in which the business is conducted.
(e)The Company has since April 24, 2019 conducted all export, import, and related transactions in accordance with (i) all applicable U.S. export, re-export, import, anti-boycott, and economic sanctions Laws and regulations, including but not limited to the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), and trade and economic sanctions administered by the Office of Foreign Assets Control (“OFAC”), and (ii) all other applicable import and export control Laws and regulations in the other countries in which the Company conducts business (“Trade Control Laws”).
(f)The Company has obtained, and are in compliance with, all export licenses and other required consents, authorizations, waivers, approvals, and orders, and have made or filed any and all necessary notices, registrations, declarations, and filings with any Governmental Authority, and has (a) met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export, and re-export of products, services, Software, or other technology, and (ii) releases of technical data, Software, or other technology to foreign nationals located in the United States and abroad (“Trade Approvals”), and (b) is in compliance with the terms of all applicable Trade Approvals.
(g)There are no pending or, to the Company’s Knowledge, threatened inquiries, investigations, enforcement actions, voluntary disclosures, or other claims against the Company with respect to Trade Control Laws or Trade Approvals.
(h)Section 4.13(h) of the Company Disclosure Schedules sets forth the true, complete and correct Export Control Classification Numbers applicable to the offerings and technology of the Company.
(i)Company has not exported or re-exported to any countries subject to U.S. embargo or trade sanctions or to Persons identified on any U.S. governmental export exclusion lists, including but not limited to the Denied Persons List, Entity List, Unverified List, Specially Designated Nationals List, and any other applicable lists maintained by the U.S. Departments of Treasury, State, or Commerce.

(j)The Company and its officers, directors, employees, Affiliates, and, agents or other Person acting on its behalf, have not, directly or indirectly, provided, offered, authorized, or promised to provide anything of value to any Person including but not limited to any Governmental Official, or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any other action which would cause them to be in violation of the United States Foreign Corrupt Practices Act or any laws of any other jurisdiction (national, state or local) where the Company operates concerning or relating to public sector or private sector bribery or corruption (“Anti-Corruption Laws”). There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its controlled Affiliates with respect to any Anti-Corruption Laws, nor is there any known basis therefor. The Company has established and maintains compliance programs and reasonable internal controls and procedures to ensure the Company and its controlled Affiliates (including any of their officers, directors, employees, agents or other Person acting on their behalf) do not violate the Anti-Corruption Laws. The Company and its controlled Affiliates keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its controlled Affiliates.
Section 4.14Material Contracts.
(a)Section 4.14 of the Company Disclosure Schedules hereof contains a list of the following Contracts to which the Company is a party or by which any of the Company’s assets or properties is bound:
(i)each Contract under which the Company has received distributions or payments in excess of $100,000 during the fiscal year ended December 31, 2023 during the ten month period ended October 31, 2024 or otherwise provides for aggregate payments to the Company in excess of $100,000;
(ii)each Contract with a Top Supplier and with a Top Customer;
(iii)each Contract requiring expenditures by the Company in the aggregate amount of at least $100,000 per annum;
(iv)each Contract relating to the licensing of or granting of any rights or covenants with respect to Intellectual Property Rights by the Company to a third party or by a third party to the Company (excluding Contracts for Commercially Available Software, and generally commercially available off-the-shelf software not incorporated into any products or services of the Company and costing less than $25,000 in the aggregate);
(v)each Contract relating to Indebtedness of the Company and each Contract which mortgages, pledges, licenses or otherwise places a Lien on any tangible or intangible of the assets or properties of the Company;
(vi)each Contract relating to the Leased Real Property including the Realty Leases;
(vii)each Contract pursuant to which the Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $25,000;
(viii)(A) any Contract containing covenants (1) restricting or limiting in any respect the ability of the Company to compete or engage in any line of business, by freely setting prices or otherwise, or with any Person or in any geographic area or during any period of time (including any Contract containing a non-competition, no-hire, or non-solicitation provision) or to own, operate, sell, transfer, pledge or otherwise dispose of any tangible or intangible assets or properties of the Company or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (2) restricting any Person from competing with the Company or soliciting employees, customers, vendors from the Company; and (B) any Contract providing for exclusivity, preferred treatment, most favored nation status or any similar requirement, or requires any Person to purchase or sell a stated portion of its requirements or output from or to another Person;
(ix)each Contract with a Governmental Authority or any university, college other educational institution or research center;
(x)each distributor, commercial agent, sales, broker, dealer, franchise, license, manufacturer’s representative, agency, sales promotion, sales representative, agency, market research, marketing, advertising or similar Contract;
(xi)each Employment Agreement;
(xii)each Contract under which the Company may become obligated to make any payment or any payment otherwise becomes due as a result of or in connection with the consummation of the transactions contemplated hereby (including all transaction bonuses, retention payments, change of control payments, “stay” bonuses, “phantom” equity and similar payments), in whole or in part;
(xiii)each joint venture, strategic alliance, revenue sharing, referral agreement, partnership, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by the Company with any other Person);
(xiv)each Contract that involves or relates to the acquisition or disposition of a business or any amount of tangible or intangible assets, properties or securities of another Person (whether by merger, sale of Ownership Interests, sale of assets, lease, license or otherwise);
(xv)each Contract that grants to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire any tangible or intangible assets or properties of, the Company, or pursuant to which any third party has rights to own or use any tangible or intangible assets or properties of the Company;
(xvi)each Contract granting a power of attorney to any Person;
(xvii)any warranty, guaranty, pledge, performance or completion bond or other similar undertaking with respect to any contractual performance (or the Company’s standard forms of any of the foregoing) or Contract to indemnify any Person;
(xviii)each Contract relating to capitalized lease obligations or the deferred purchase price of property or operating leases;
(xix)each Contract providing for any royalty, milestone, commission or similar payments by or to the Company; and
(xx)each Contract not otherwise listed above that is material to the Company or, the Business, operation, financial condition, tangible or intangible properties or assets.
(b)For purpose of this Agreement, “Material Contract” means any Contract required to be set forth on the Company Disclosure Schedules (whether or not so set forth) in order to make the representations and warranties in this Article IV true and correct. The Company has made available to Buyer, prior to the date hereof, a true, correct and complete copies of each Material Contract, including all modifications, amendments, and supplements thereto. Except as set forth on Section 4.14 of the Company Disclosure Schedules, to the Company’s Knowledge, the Material Contracts are in full force and effect in the form provided and are valid and enforceable in accordance with their terms, subject to the limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to the limitations on the availability of equitable remedies. The Company has performed, is performing, and will continue performing all obligations under its respective Material Contracts and, to the Company’s Knowledge, each other Person that is party to a Material Contract has performed, is performing, and will continue performing all obligations under such Material Contract. The Company is not in receipt of any written, or to the Company’s Knowledge, any other notice of breach or default under any of their Material Contracts. Each Material Contract was entered into in the Ordinary Course of Business. No event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a breach or default thereunder by any party to each Material Contract.
Section 4.15Licenses, Approvals, Other Authorizations. Except as set forth on Section 4.15 of the Company Disclosure Schedules, the Company possesses all Licenses that are required for the conduct of the Business as currently conducted and currently contemplated to be conducted. All such Licenses have been validly issued or assigned and duly obtained, and are presently held, by the Company and are in full force and effect and are listed on Section 4.15 of the Company Disclosure Schedules. The Company has operated its businesses in material compliance with such Licenses and is not in default under or breach of, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation, or acceleration under, any such License. The execution, delivery, and performance under this Agreement, the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any such Licenses.
Section 4.16Environmental Matters.
(a)No Environmental Claim is pending. The Company has not received any Environmental Notice that has not been fully and finally resolved.
(b)The Company is and has been operating in material compliance with all applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining, and complying with all Environmental Permits required for the occupancy and use of the Realty Lease and for the operation of the Business as currently conducted, and no Action is pending or, to the Company’s Knowledge, threatened, the effect of which would be to terminate, suspend, not renew, or materially modify any such required permit.
(c)The Company has not manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material or product containing any Hazardous Material, and no real property is contaminated with any such Hazardous Material, in each case in a manner that would result in Liability to the Company pursuant to Environmental Law.
(d)The Company has not retained or assumed, either contractually or by operation of law, any Liabilities or obligations of any other Person arising under Environmental Law or relating to Hazardous Materials.
(e)Except as disclosed in Section 4.16(e) of the Company Disclosure Schedules, to the Company’s Knowledge, there are no underground or aboveground storage tanks or Releases of Hazardous Materials located at, on, or under any Leased Real Property. The Company has made available to Buyer all environmental, health, or safety assessments, audits, investigations, and sampling or similar reports, in the Company’s custody or control relating to actual or potential conditions of contamination or Releases of Hazardous Materials or noncompliance with Environmental Laws on any current property used in the Business.

Section 4.17Taxes. Except as disclosed on Section 4.17 of the Company Disclosure Schedules:
(a)All Income Tax, sales and use Tax and other material Returns that are required to be filed by the Company has been duly and timely filed, taking into account all permitted and routine extensions. All such Returns are true and correct in all material respects. All Taxes of the Company have been timely paid, and all Taxes of the Company not yet due and payable have been adequately accrued, prepaid or reserved for on the applicable Financial Statements.
(b)The Company has complied with in all material respects all applicable Laws relating to the withholding, collection and remittance of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, member, customer or other Person and has complied in all material respects with all Tax information reporting provisions of all applicable Laws.
(c)The Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or the filing of any Return (except with regard to any permitted and routine extensions with respect to the filing of a Return that are granted automatically).
(d)There is no Action or proceeding or unresolved claim pending or, to the Company’s Knowledge, threatened in writing by the United States or any other Taxing Authority for assessment or collection from the Company of any Taxes of any nature.
(e)No issue has been raised by any Taxing Authority in connection with an audit or examination of any Return of the Company, which if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return.
(f)The Company has not received any written reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes.
(g)There are no Liens for unpaid Taxes on any assets of the Company, except for Permitted Liens.
(h)The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement.
(i)None of the Company, Buyer or any their respective Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in a method of accounting for a taxable period ending on or prior to the Closing Date (whether pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, or otherwise); (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the Code or state, local, or non-U.S. Law) for any transaction entered into on or prior to the Closing Date; (E) installment sale or open transaction disposition made on or prior to the Closing Date; (F) prepaid amount or deferred revenue paid or received on or prior to the Closing Date; (G) use of a method of accounting other than the cash method; or (H) interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or any other entity that is treated as a pass-through entity for applicable Tax purposes on or before the Closing Date.

(j)The Company has not made any payments, or is or will become obligated under any Contract entered into on or before the Closing Date to make any payments, that will be non-deductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Section 4999 of the Code.
(k)The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or foreign Law. The Company has disclosed on its federal income Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(l)The Company is not subject to Tax in any jurisdiction outside of the United States, nor does the Company have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country) or fixed place of business or other taxable presence in any foreign jurisdiction. The Company is not engaged in, nor has it ever engaged in, a trade or business through a “permanent establishment” or through an office or a fixed place of business or otherwise in any country other than the United States. No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Returns for a particular type of Tax that it is or may be required to file any Return for such type of Tax in that jurisdiction.
(m)To the extent applicable, all transactions entered into by the Company with any related Person have been carried out at arm’s length terms and the Company has complied with all applicable transfer pricing rules under U.S. and non-U.S. Laws, including all relevant documentation requirements.
(n)The Company has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any other COVID-19 Law, including any executive order, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act or any other COVID-19 Law, (iii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax practice or filed an amended Return under, or in response to, any COVID-19 Law, or (iv) applied for or received (nor has any of its Affiliates applied for or received) any loan or similar assistance pursuant to any COVID-19 Law, including a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(o)Section 4.17(o) of the Company Disclosure Schedules sets forth a list of each jurisdiction in which the Company files a Return and the type of Return filed.
(p)The Company is not and has not been a party to any joint venture, partnership or other entity, arrangement or contract that is treated as a partnership for federal income Tax purposes.
(q)The Company is and always has been taxed as a partnership for U.S. federal income Tax purposes.
(r)The Company is not, nor has it ever been, the beneficiary of any Tax exemption (except as referenced below in Section 4.17(s)(ii)), Tax holiday or other special Tax regime.
(s)The Company has (i) collected all sales, use, value-added, goods and services, harmonized sales and other similar indirect Taxes required to be collected and has timely remitted such amounts to the appropriate Governmental Authority in compliance with all applicable Law or (ii) been furnished properly completed exemption certificates and has maintained all such records and supporting documents in compliance with all applicable Law.
(t)References to the Company in this Section 4.17 (other than Section 4.17(q)) include any current or former Subsidiaries of the Company.

Section 4.18Accounts Receivable; Trade Accounts Payable. Except to the extent, if any, reserved for in the Audited Balance Sheet, all accounts receivable reflected in the Financial Statements and all accounts receivable which have arisen since the Audited Balance Sheet represent valid and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.
Section 4.19Insurance.
(a)Section 4.19(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies and bonds and self-insurance arrangements currently in force that are maintained by, or at the expense or for the benefit of, the Company, or cover or purport to cover risks or losses to or associated with the Business, operations, premises, properties, assets, employees, agents, officers, directors or managers of the Company (collectively, the “Insurance Policies”). To the Company’s Knowledge, all of the Insurance Policies are legal, valid, binding and enforceable and in full force and effect. Section 4.19(a)(ii) of the Company Disclosure Schedules identifies all claims currently outstanding under any of the Insurance Policies. The Company has not received any oral or written notice that any issuer of any insurance policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or any oral or written notice that such Insurance Policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, With respect to each Insurance Policy, there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability is such Insurance Policy was terminated at or after Closing. Except as set forth in Section 4.19(a)(iii) of the Company Disclosure Schedules, there are no written requirements or recommendations of any insurer of the assets of the Company with respect to any repair or modification to or any improvements of any material portion of the Company’s assets.
(b)Section 4.19(b) of the Company Disclosure Schedules identifies, by year, for the current policy year and each of the preceding three (3) years:
(i)a summary of the loss experience under each Insurance Policy; and
(ii)a statement describing each claim under an Insurance Policy for an amount in excess of $10,000, which sets forth the name of the claimant, a description of the policy by insurer, type of insurance and period of coverage, and the amount and a brief description of the claim.
Section 4.20Suppliers and Customers.
(a)Section 4.20(a) of the Company Disclosure Schedules lists all of the suppliers, vendors, and providers (i) from whom the Company has purchased in excess of $200,000 in equipment, services, products or other goods or materials (including any manufacturer) in calendar year ended December 31, 2023 or in the nine month period ended September 30, 2024 or (ii) that is material to the Business as presently conducted and proposed to be conducted (each a “Top Supplier”), and sets forth opposite the name of each such Top Supplier the dollar amount of purchases and payments attributable to such supplier, vendor or provider in each such period. Except as disclosed on Section 4.20(a) of the Company Disclosure Schedules, no Top Supplier of the Company (including any manufacturer) has at any time stopped or decreased the rate of supplying equipment, services, products or other goods or materials to the Company, altered the means of access to data products, or otherwise altered its relationship with the Company, nor has any such Top Supplier indicated in writing, or to the Company’s Knowledge, orally or otherwise, to the Company, and the Company has no reason to believe, that such Top Supplier will do any of the foregoing at any time or propose to amend the terms or conditions in a manner substantially different to those used in its current sales to the Company, in each case.
(b)Section 4.20(b) of the Company Disclosure Schedules lists all of the customers of the Business who have made aggregate purchases in excess of $5,000 in products and/or services from the Company in calendar year ended December 31, 2023 or in the nine month period ended September 30, 2024 (each a “Top Customer”) and sets forth opposite the name of each such customer the dollar amount of purchases attributable to such customer. Except as disclosed on Section 4.20(b) of the Company Disclosure Schedules, no Top Customer of the Company has at any time stopped or materially decreased the rate of, purchasing products or services from the Company or otherwise altered its relationship with the Company, nor has any such Top Customer indicated in writing, or to the Company’s Knowledge, orally, to the Company, and the Company has no reason to believe, that such Top Customer will do so at any time after Closing on terms and conditions substantially different to those used in its current purchases from the Company, subject only to general and customary price increases.
Section 4.21Brokers, Finders, Etc. Other than William Hood & Company, LLC pursuant to the contract set forth on Section 4.21 of the Company Disclosure Schedules (whose fees and expenses as of the Closing with respect to the transactions contemplated by this Agreement shall constitute part of the Transaction Expenses), the Company has not employed any broker, finder, financial advisor, investment banker or similar advisor, or incurred any Liability for a brokerage fee, finder’s fee, financial advisor’s fee, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the purchase of the Surviving Company Class B Units as contemplated in the A&R LLC Agreement). The purchase of the Surviving Company Class B Units as contemplated in the A&R LLC Agreement shall not give rise to, or result in, any amounts that would constitute a Transaction Expense. The Company is not a party to any Contracts with the Sellers’ Representative other than this Agreement.
Section 4.22Employee Benefits.
(a)Section 4.22 of the Company Disclosure Schedules hereof lists all material Employee Benefit Plans. “Employee Benefit Plans” shall mean any compensation and benefit plans, contracts and arrangements, including, without limitation, all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, stock option, stock bonus, equity, phantom equity, bonus, change-in-control, retention, incentive or deferred compensation, severance pay, sick leave and medical and life insurance plans and employee welfare benefit plans (including all such plans as defined in Section 3(1) of ERISA) covering any current or former director, officer, employee, independent contractor or leased employee or their beneficiaries, whether or not reduced to writing, which are maintained, sponsored, contributed to or required to be contributed to by the Company of any ERISA Affiliate or under which the Company or any ERISA Affiliate has or could have any obligation or Liability.
(b)With respect to each Employee Benefit Plan, the Company has provided to Buyer correct and complete copies of: (i) each Employee Benefit Plan and any trust agreement and insurance contracts relating to such plan; (ii) the most recent summary plan description and summaries of material modification for each Employee Benefit Plan for which such a summary plan description is required; (iii) the annual report on Form 5500 and all attachments thereto filed with the Department of Labor or Internal Revenue Service with respect to such Employee Benefit Plan for the preceding three (3) years, if applicable; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Employee Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and intended to be tax qualified under Section 401(a) of the Code; (v) a written description of each Employee Benefit Plan that is not in writing; (vi) a copy of the nondiscrimination testing conducted for each such Employee Benefit Plan for the preceding three (3) years; and (vii) each administrative services agreement related to an Employee Benefit Plan. Except as specifically provided in the foregoing documents made available to Buyer: (A) there are no amendments to any such Employee Benefit Plan that have been adopted, approved, implemented, planned or proposed; and (B) except as required to comply with applicable Law, the Company has not undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. Except as set forth on Section 4.22(b) of the Company Disclosure Schedules, the Company does not have any express or implied commitment to create, or incur any material Liability with respect to or cause to exist any Employee Benefit Plan or to modify any Employee Benefit Plan in a manner that would result in a material increase in expense or funding obligations, other than as required by Law.
(c)As to Employee Benefit Plans which are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by the Company is tax qualified under Section

401(a) of the Code and no such plan is a “defined benefit plan” as defined in Section 3(35) of ERISA. No Employee Benefit Plan is currently under examination by, nor are any matters pending before, the IRS, the Employee Benefits Security Administration or any other Governmental Authority, is subject to any pending or threatened claim, suit or arbitration (other than routine claims for benefits), or is subject to the minimum funding standards of Section 412 of the Code. Each Employee Benefit Plan is in material compliance with and has been administered in accordance with its terms in all material respects (except as may be noted next to each Employee Benefit Plan listed on Section 4.22(c) of the Company Disclosure Schedules) and in material compliance with all applicable requirements of Law, including the Code and ERISA, and there have been no prohibited transactions as defined in Section 4975 of the Code or ERISA Section 406 with respect to such plan which could subject the Company to a Tax or penalty under Sections 4975 through 4980 of the Code or ERISA Section 502(i).
(d)Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a preapproved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the sponsor of the preapproved plan and for which the adopting employer may rely on such advisory or opinion letter. No events have occurred that would reasonably be expected to adversely affect any such Employee Benefit Plan’s tax qualified status.
(e)No Employee Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA (including any defined benefit pension plan or any plan, program or arrangement) and the Company and each ERISA Affiliate have not sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time. No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA and the Company and each ERISA Affiliate have not sponsored or contributed to or been required to contribute to any such Employee Benefit Plan at any time. No Employee Benefit Plan is subject to the laws of a jurisdiction other than the United States.
(f)Except as disclosed in Section 4.22(f) of the Company Disclosure Schedules, no Employee Benefit Plan provides for the payment of separation, severance, termination or similar-type benefits to any person or provides health care or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by COBRA or by applicable state insurance Laws, and then only to the extent that the former employee pays the “applicable premium” as defined in COBRA.
(g)All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due prior to the Closing Date have been made (or will be made prior to the Closing Date) within the time period prescribed by ERISA to each Employee Benefit Plan. The Company has made appropriate entries in their financial records and statements for Liabilities under Employee Benefit Plans that have accrued but are not due.
(h)Except as disclosed in Section 4.22(h) of the Company Disclosure Schedules or in this Agreement, no Employee or former Employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award, equity compensation award, or any similar compensation arrangement) in connection with, or as a result of, the Closing. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby would result, individually or in connection with any other events or circumstances, in the payment of any “excess parachute payment” for the purposes of Section 280G or Section 4999 of the Code. The Company has no obligation to gross-up or reimburse any individual for any tax or tax-related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(i)Since January 1, 2020, the Company and each Employee Benefit Plan have been in compliance in all material respects with (i) the applicable requirements of COBRA, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA), and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. The Company has not paid, and has no Liability for, any tax, penalty or other payment pursuant to Section 4980D or Section 4980H of the Code.
(j)Except as set forth on Section 4.22(f) of the Company Disclosure Schedules, none of the Employee Benefit Plans is subject to Section 409A of the Code and each such Employee Benefit Plan has been established, administered and maintained in compliance with the documentary and operational requirements of Section 409A of the Code and the regulations promulgated thereunder. The Company has no liability for nonreporting or underreporting of income subject to Section 409A of the Code. In addition, the Company has not previously sponsored an Employee Benefit Plan or similar arrangement which was subject to Section 409A of the Code.
Section 4.23Affiliate Transactions.
(a)For the past three (3) years, except for: (i) advances to employees of the Company for expenses incurred in the Ordinary Course of Business; (ii) Employment Agreements with any Employee of the Company set forth on Section 4.14(a)(vi) of the Company Disclosure Schedules; (iii) any benefits under any Employee Benefit Plan; and (iv) those Contracts disclosed on Section 4.23(a) of the Company Disclosure Schedules; no Company Securityholder nor any manager, officer, employee, member, director or Affiliate of the Company or any Company Securityholder, or any immediate family member of any of the foregoing: (A) is a party to or has any beneficial interest in, directly or indirectly, any Contract to which the Company is a party or by which any of its assets are bound or commitment or transaction with the Company; (B) has (directly or indirectly) any interest (other than ownership of two percent (2%) or less of any class of securities of a company whose securities are registered under the Exchange Act) in, or serves as an officer, director, manager, or employee of, any Person which is a client, supplier, vendor, service provider, customer, lessor, lessee, licensor, developer, or competitor of the Company; (C) has any interest in any property or asset, tangible or intangible, used in the operation of the Business as currently operated and currently contemplated to be operated; (D) is indebted to the Company for money borrowed or other loans or advances; or (E) provides, causes to be provided or has provided or received within the last twelve (12) months any assets, services or facilities to or from (as the case may be) the Company.
(b)Other than Contracts disclosed in Section 4.23(a) of the Company Disclosure Schedules, all Contracts, agreements, arrangements and transactions by and between the Company, on the one hand, and any director, manager, officer, employee, member (including any Company Securityholder) or Affiliate of the Company or any entity in which such Person has an interest, directly or indirectly, on the other hand, have been terminated. None of such terminations (i) involved any of the Ownership Interests in the Company, including the Company Units, or (ii) will have any adverse impact on the results of operations of the Company or the Business.
Section 4.24Books and Records; Bank Accounts.
(a)The books of account, minute books, member record books, seals (if any) and other books and records of the Company whether in writing, electronic or machine-readable form (collectively, the “Books and Records”), are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices consistent with the historical practices of the Company.
(b)Section 4.24 of the Company Disclosure Schedules sets forth true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Company maintains, with any bank or financial institution, the names and addresses of such account, the purpose for which such account is established, and the authorized signatories on each such account.

Section 4.25Data Privacy.
(a)The Company is and has been, for the past three (3) years, in compliance in all material respects with all Privacy Laws, Privacy and Data Security Policies, and Privacy Agreements (collectively, “Data Processing Obligations”). The Company does not and has not hosted, stored, or otherwise maintained Personal Information for or on behalf of its customers.
(b)Vendors and service providers who interact with the Company or who perform Data Activities for the Company are and have been for the past three (3) years, in material compliance with all Data Processing Obligations. The Company regularly monitors and audits such vendors’ and service providers’ compliance with applicable Data Processing Obligations, and the Company has not found or otherwise become aware of any substantial non-compliance with any Data Processing Obligations.
(c)The Company has at all times during the past three (3) years implemented, maintained, and monitored reasonable and adequate Privacy and Data Security Policies and other measures (including with respect to technical, administrative, and physical security) to ensure the confidentiality, availability, and integrity of all Systems, IT Assets, and Company Data. The Company has established and maintained commercially reasonable and appropriate technical, physical, and organizational measures and security systems designed to protect Company Data, Systems, and IT Assets against Security Incidents. The Company has implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures, and facilities for its business and all Systems, IT Assets, and Company Data. The Company has remediated all material privacy, data protection, and security gaps and vulnerabilities identified by or to the Company, including in any review or assessment conducted by or for the Company.
(d)During the past three (3) years, the Company has not received any notification or allegation from any Governmental Authority or other third party alleging that the Company has not complied with any Data Processing Obligations. During the past three (3) years, there has been no Security Incident, and the Company has not notified, nor been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person of any Security Incident.
Section 4.26Product and Service Warranties. All of the products manufactured, sold, leased, and delivered by the Company at any time have conformed in all respects with all applicable contractual commitments and all express and implied warranties.
Section 4.27Complete Copies of Materials. The Company has made available to Buyer true, correct and complete copies of (i) each Material Contract and each other Contract, document, or other information set forth or referenced in the Company Disclosure Schedules or required to be set forth or referenced in the Company Disclosure Schedules to make any representation or warranty of the Company in this Agreement true and correct and (ii) the minute books, equity transfer ledgers, and other similar company records of the Company as well as such other Books and Records requested by Buyer, each as amended to date.
Section 4.28NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF BUYER OR MERGER SUB, NOR ANY AFFILIATE OF BUYER OR MERGER SUB, NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER, THE BUSINESS OF BUYER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS AND THE COMPANY ACKNOWLEDGES THAT BUYER HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY BUYER OR ANY OF ITS OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, (I) THE COMPANY ACKNOWLEDGES THAT EACH OF BUYER AND MERGER

SUB HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTION, FORECAST OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ANY AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR ANY AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF BUYER OR ANY OF ITS AFFILIATES), AND (II) EACH OF BUYER AND MERGER SUB MAKES NO REPRESENTATIONS OR WARRANTIES TO THE COMPANY, ANY OF ITS AFFILIATES, UNITHOLDERS, MEMBERS OR SECURITYHOLDERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF BUYER OR THE COMPANY IN THE FUTURE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF ANY PARTY TO SEEK ANY AVAILABLE REMEDY FOR FRAUD.
Article V
COVENANTS OF THE COMPANY AND BUYER
Section 5.1Further Assurances. The Sellers’ Representative, the Company, Buyer and Merger Sub agree that, from time to time after the Effective Time, each of them will execute and deliver all such further instruments and take all such other action as may be reasonably requested by another Party as reasonably necessary or desirable to evidence and effectuate this Agreement and the transactions contemplated hereby.
Section 5.2Public Announcements. None of the Company, the Sellers’ Representative, Buyer, Merger Sub or their respective Affiliates or Representatives shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer (with respect to any press release or public announcement by the Sellers’ Representative or, prior to the Effective Time, the Company), on the one hand, and the Sellers’ Representative (with respect to any press release or public announcement by Buyer or, following the Effective Time, the Company), on the other hand, such consent not to be unreasonably withheld, conditioned or delayed, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release or public announcement, in each case, except as otherwise required by Law or applicable stock exchange regulation (including applicable securities Laws, rules and regulations). Notwithstanding anything set forth in this Agreement, each of the Company, and Sellers’ Representative further understands and acknowledges that Buyer, Merger Sub and one or more of their respective members and Affiliates may have certain regulatory requirements in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and certain public disclosure practices that are consistent with historical practices of Buyer, its members, managers, directors, officers and Affiliates, and each of the Company, Sellers’ Representative (after the Effective Time) and Company Unitholders approves and consents to the disclosure of the transactions contemplated by this Agreement for such purposes and nothing in this Agreement shall prohibit Buyer, Merger Sub or their respective members, managers, directors, officers or Affiliates from disclosing this transaction to (i) the SEC, (ii) Buyer or Merger Sub’s partners and investors, or (iii) Buyer or Merger Sub’s auditors, attorneys or accountants. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the transaction by Buyer and the Company, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof or any information not publicly disclosed by Buyer, Merger Sub or the Company.
Section 5.3Resignations. Immediately prior to the Effective Time, the Company shall deliver to Buyer written resignations, effective as of the Effective Time, of any manager, director or officer of the Company listed on Schedule 5.3 hereof.
Section 5.4Access to Information. Following the Effective Time, for a period of at least seven (7) years, unless a longer period is required by applicable Law or Order, Buyer and the Company shall allow the Sellers’ Representative reasonable access to the Books and Records (including the right to make photocopies at the sole cost and expense of the Sellers’ Representative), at reasonable times and upon reasonable notice, to the extent reasonably required for the preparation of Returns or review of the Closing Statement, including the items and calculations contained therein, provided, that (a) each Company Unitholder shall have entered into (or be subject to) a confidentiality agreement in favor of the Company and Buyer with respect to such information in a customary form reasonably requested by Buyer and (b) nothing herein shall require the Company or Buyer to furnish to the Sellers’ Representative’s access to information that legal counsel for the Company, Buyer or any of their Affiliates reasonably concludes is subject to attorney-client privilege or is the subject of any applicable restrictions on sharing of information under applicable privacy Laws.
Section 5.5R&W Policy. For purposes of this Agreement, the “Buyer R&W Insurance Policy” means the representation and warranty insurance policy issued by Liberty Surplus Insurance Corporation (the “R&W Insurer”) to Buyer in connection with the transactions contemplated by this Agreement. Buyer shall provide such proposed Buyer R&W Insurance Policy to the Company in advance of the execution thereof in order to allow the Company to confirm the terms regarding the waiver of subrogation rights provided in the Buyer R&W Insurance Policy. Buyer shall bear fifty percent (50%) of all costs associated with obtaining the Buyer R&W Insurance Policy, including the premium, fees (including broker, due diligence and underwriting fees), commissions, Taxes and legal fees for counsel engaged by the underwriter. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall it have the effect of, limiting or diminishing Buyer’s (or its Affiliates’ and their respective officers’, directors’, managers’, employees’, agents’, successors’ and assignees’) or any other Person’s right to seek or obtain recovery under the Buyer R&W Insurance Policy.
Section 5.6WARN Act. The Buyer shall be responsible for any Liability under the WARN Act (or any similar foreign, state or local Law) associated with any plant closing or mass layoff solely in connection with any actions commenced by the Company after the Effective Time.
Section 5.7Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Merger and the transactions contemplated by this Agreement.
Section 5.8Buyer Financing. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that Buyer’s obligations hereunder are not conditioned in any manner upon obtaining any debt or equity financing.
Section 5.9Confidentiality.
(a)The Company and Buyer shall remain bound to that certain confidentiality agreement effective as of July 26, 2024 by the Parties (or on their behalf) (the “Confidentiality Agreement”), until the Closing at which time such agreement shall terminate.
(b)The Sellers’ Representative agrees to treat and hold as confidential for a period of three (3) years after the Closing Date all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement (or the enforcement thereof); provided, however, that the obligations under this Section 5.9(b) as they relate to Confidential Information that is a trade secret under applicable Law shall apply as long as the Confidential Information remains a trade secret under applicable Law. If a the Sellers’ Representative is requested or required to disclose any Confidential Information, then the Sellers’ Representative shall notify the other Parties (to the extent legally permissible) promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.9(b), and if, in the absence of a protective order or the receipt of a waiver hereunder, they are required to disclose any Confidential Information by applicable Law, then they may disclose the Confidential Information to the extent required by such applicable Law. Notwithstanding this Section 5.9(b), each Company Unitholder may disclose Confidential Information to its Representatives, provided that such Representatives agree to treat such Confidential Information confidential on the same basis as set forth in this Section 5.9(b). Notwithstanding anything herein to the contrary, following Closing, the Sellers’ Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Sellers’ Representative and to the Company Unitholders, in each case who have a bona fide need to know such information in connection with the Sellers’ Representative’s fulfillment of its duties under this Agreement, provided that such Persons are subject to confidentiality obligations with respect thereto.
Section 5.10Notices and Consents. The Company shall use its reasonable best efforts to obtain all consents, waivers and approvals of any third parties to any Contract as are required thereunder in connection with the transactions contemplated by this Agreement in order for such Contract to remain in full force and effect following the transactions contemplated by this Agreement, including those set forth on Schedule 6.1(f)(x). Such consents, modifications, waivers and approvals shall be in form and substance reasonably acceptable to Buyer. In the event that any of the transactions contemplated by this Agreement do not close for any reason, none of Buyer nor any of its Affiliates or any of their Representatives shall have any liability to the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.
Section 5.11Company Unitholder Documents.
(a)Joinder Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Buyer fully executed Joinder Agreements from each Company Unitholder, and shall deliver the fully executed Joinder Agreement to such Company Unitholder as promptly as reasonably practicable after the execution and delivery of this Agreement.
(b)Investor Questionnaire. Prior to the Closing Date, the Company shall have provided to Buyer duly completed and executed Investor Questionnaires from each Company Unitholder.
(c)Amended and Restated LLC Agreement. Prior to the Closing Date, the Company has provided from each Company Unitholder and delivered to the Company and Buyer an executed signature page to the A&R LLC Agreement. Prior to the Closing, the Company shall have taken all actions necessary for the A&R LLC Agreement to be effective at the Effective Time.
(d)Cancelled Company Options. Prior to the Effective Time, the Company shall ensure that each Company Optionholder has executed an Option Termination Agreements. The Company shall keep Buyer reasonably informed of any material developments with respect to obtaining the Option Termination Agreements. All agreements, notices, or other documents prepared by the Company in connection with the Option Termination Agreements shall be subject to the prior review, comment, and approval of Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed).
Section 5.12D&O Tail. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing members’ and officers’ liability insurance coverage to provide members and officers of the Company prior to the Closing with coverage for a period of up to six (6) years after the Closing (the “D&O Tail”).
Section 5.13Conduct of Company Business. During the period from the execution of this Agreement and continuing until the Effective Time, the Company shall (A) conduct its businesses in the usual, regular and ordinary course, and, to the extent consistent with such business, use commercially reasonable efforts to (i) preserve intact the present business organizations of the Company, (ii) keep available the services of the present Employees, (iii) preserve the assets (including intangible assets) and properties of the Company and (iv) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, in each case, with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time and (B) shall not take any actions that would cause any of the representations or warranties of the Company set forth in this Agreement to fail to be true and correct.
Article VI
CLOSING CONDITIONS
Section 6.1Closing Conditions and Deliverables to be Made by the Company. The obligation of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction in full of, or compliance with, as of the Closing Date, each of the conditions precedent listed below in this Section 6.1, any of which in Sections 6.1(a) through Section 6.2(j), may be waived in writing in whole or in part by Buyer to the extent permitted by Law.
(a)The Fundamental Representations, shall (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification set forth therein) have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such representations and warranties that speak as of a specific earlier date or time, in which case such representations and warranties shall have been true and correct in all material respects on and as of such specific earlier date or time, respectively.
(b)Notwithstanding Section 6.1(a), the representations and warranties set forth in Section 4.3 (Capitalization) and the representation and warranty in Section 4.6 (Absence of Certain Changes) regarding there not having been a Material Adverse Effect shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such representations and warranties that speak as of a specific earlier date or time, in which case such representations and warranties shall have been true and correct on and as of such specific earlier date or time, respectively.
(c)The representations and warranties of the Company contained in this Agreement (other than those representations and warranties referred to in Section 6.1(a) or Section 6.1(b)) shall (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification set forth therein, other than, for the avoidance of doubt, any reference to “Material Contracts”) have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for (i) representations and warranties that speak as of a specific earlier date or time, in which case such representations and warranties shall have been true and correct as of such specific earlier date or time, as applicable; and (ii) inaccuracies or failures to be true and correct of representations or warranties (including the circumstances giving rise to such inaccuracy or failure to be true and correct) which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect.
(d)The covenants and agreements of the Company to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been duly performed and complied with in all material respects.
(e)Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(f)At the Closing, the Company shall deliver, or cause to be delivered, the following to Buyer:
(i)Each Signing Support Unitholder shall have duly executed and delivered to the Company and Buyer the Joinder Agreement;
(ii)the Consideration Spreadsheet;

(iii)each of the Ancillary Agreements to which any Company Unitholder or the Company is a party, duly executed by the applicable Company Unitholder or the Company party thereto;
(iv)certificates dated within ten (10) days of the Closing Date from the appropriate office of the jurisdiction of organization of the Company certifying that the Company is validly existing and in good standing;
(v)a certificate, dated as of the Closing Date from a duly authorized officer of the Company certifying: (1) that attached thereto are true and complete copies of all necessary documents of the Company, that authorize and approve the execution, delivery and performance of this Agreement and the other documents related hereto and the consummation of the transactions contemplated hereby and thereby, and that all authorizing resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and have not been amended except as attached thereto; (2) the names and signatures of the managers of the Company authorized to sign this Agreement, any Ancillary Agreements and the other documents related hereto and the other documents to be delivered hereunder and thereunder by the Company; and (3) attached thereto are true and complete copies of the Company’s Organizational Documents, as amended and/or restated and in effect as of immediately prior to execution of this Agreement and the Closing;
(vi)a valid and duly completed IRS Form W-9 executed by (or with respect to) each Company Unitholder;
(vii)the resignations required by Section 5.3;
(viii)the minute book(s) for the Company;
(ix)the Escrow Agreement and the Paying Agent Agreement, duly executed by Sellers’ Representative;
(x)all consents, waivers and approvals of parties to any Contract as set forth on Schedule 6.1(f)(x) in a form reasonably acceptable to Buyer, in accordance with Section 5.10;
(xi)counterpart signature pages to the A&R LLC Agreement duly executed by each Company Unitholder;
(xii)an Option Termination Agreement duly executed by each Company Optionholder and the Company; and
(xiii)a certificate validly executed on behalf of the Company and the Company Unitholders by the Manager of the Company, to the effect that, as of the Closing, the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) and 6.1(e) have been satisfied.
(g)At least three (3) Business Days prior to the Closing, the Company shall deliver, or cause to be delivered, the following to Buyer:
(i)from each holder of Closing Indebtedness for borrowed money or as otherwise may be requested by Buyer, a payoff letter (or other similar documentation), which payoff letter (or other similar documentation) shall be in form and substance satisfactory to Buyer and include the amounts required in order to pay in full such Closing Indebtedness and an indication therein that the holder of such Closing Indebtedness has agreed to release and terminate all Liens in respect of such Closing Indebtedness relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letter (or other similar documentation) (collectively, the “Payoff Letters”); and
(ii)from each investment banker and each financial advisor to the Company or the Company Unitholders, a payoff letter, which payoff letter shall be in form and substance satisfactory to Buyer and include the amounts that are (or will be) owed to such investment banker or financial advisor (including any fees, costs or expenses) by the Company and providing that upon payment of such amounts, all fees, costs and expenses owed or that could become owed or payable to such investment banker or financial advisor by the Company shall have been paid in full; and
(h)The Key Employee Documents executed concurrently with this Agreement by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any Key Employee. Each Key Employee shall continue to be an employee of the Company as of the Closing and no Key Employee shall have terminated his or her employment with the Company or any of its Subsidiaries, or expressed an intention, or taken action toward terminating, such employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Company or Buyer or its applicable Affiliate following the Closing.
(i)The Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement by the Restricted Parties shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any Restricted Party.
(j)The Requisite Approval shall have been obtained.
(k)There shall be no Law in effect promulgated or issued by a Governmental Authority of competent jurisdiction that makes illegal or otherwise prohibits the transactions contemplated by this Agreement, and there shall be no Order in effect issued by a Governmental Authority of competent jurisdiction that enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
Section 6.2Closing Conditions and Deliverables to be Made by Buyer. The obligation of the Company to effect the Merger shall be subject to the satisfaction in full of, or compliance with, as of the Closing Date, each of the conditions precedent listed below in this Section 6.2, any of which in Section 6.2(a) or Section 6.2(b) may be waived in writing in whole or in part by the Company.
(a)The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects (except that any representation and warranty which by its terms is expressly qualified by materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for (a) representations and warranties that speak as of a specific date or time other than the Closing Date; and (b) inaccuracies of representations or warranties where the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to prevent the ability of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement. The covenants and agreements of Buyer and Merger Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(b)At the Closing, Buyer shall deliver, or cause to be delivered, the following to the Company:
(i)a certificate, dated as of the Closing Date, from a duly authorized officer of Buyer certifying: (A) names and signatures of the officers of Buyer authorized to sign this Agreement, any Ancillary Agreements and the other documents related hereto and the other documents to be delivered hereunder and thereunder by Buyer;
(ii)the Buyer R&W Insurance Policy;
(iii)each of the Ancillary Agreements to which each of Buyer or Merger Sub is a party, duly executed by Buyer and Merger Sub, as applicable;

(iv)the Escrow Agreement and the Paying Agent Agreement, duly executed by Buyer; and
(v)the Non-Competition and Non-Solicitation Agreements.
(c)There shall be no Law in effect promulgated or issued by a Governmental Authority of competent jurisdiction that makes illegal or otherwise prohibits the transactions contemplated by this Agreement, and there shall be no Order in effect issued by a Governmental Authority of competent jurisdiction that enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(d)All permits, authorizations, consents, orders or approvals of, and all declarations and filings with, any Governmental Authority as may be required to be obtained in connection with the consummation of the transactions contemplated by this Agreement are shall have been filed, made or obtained.
Article VII
TAX MATTERS
Section 7.1Returns.
(a)The Company shall timely prepare and file or cause to be timely prepared and filed all Returns with respect to the Company for all Tax reporting periods ending on or before the Closing Date, with a due date (taking into account permitted and routine extensions) on or before the Closing Date. Each such Return shall be prepared in a manner consistent with prior practice of the Company in preparing comparable Returns, except as otherwise required by applicable Law or this Agreement. The Company shall timely pay the Taxes reflected as due on any such Return to the appropriate Governmental Authority.
(b)The Sellers’ Representative shall cause to be timely prepared, and the Company shall file, all Returns with respect to the Company that relate to Income Taxes and that reflect items of income, deductions, credits, gains or losses passed through to the Company Unitholders, for all Tax reporting periods ending on or before the Closing Date with a due date (taking into account permitted and routine extensions) after the Closing Date (each, a “Pre-Closing Income Tax Return”). In connection with any such Pre-Closing Income Tax Returns, Buyer and the Company shall use commercially reasonable efforts to facilitate the Sellers’ Representative’s utilization of the Company’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take reasonable direction from the Sellers’ Representative. Each Pre-Closing Income Tax Return shall be prepared in a manner consistent with prior practice of the Company in preparing comparable Returns, except as otherwise required by applicable Law or this Agreement. The Sellers’ Representative shall provide a copy of each such draft Return to the Buyer and shall permit the Buyer to review and comment on each such Return for a forty-five (45) day period prior to filing and shall consider in good faith such revisions to such Returns as are reasonably requested by the Buyer. The Sellers’ Representative shall deliver such revised and final Pre-Closing Income Tax Returns to Buyer no later than five (5) Business Days prior to the due date for filing such Return. The Company Unitholders shall timely pay the Income Taxes reflected as due on any such Return to the appropriate Governmental Authority.
(c)Buyer shall prepare or cause to be prepared all other Returns with respect to the Company and its Subsidiaries for Pre-Closing Tax Periods that are not described in Section 7.1(a) or Section 7.1(b), including all Returns for all Straddle Periods, required to be filed after the Closing Date. Buyer shall provide a copy of each such Return to the Sellers’ Representative and shall permit the Sellers’ Representative to review and comment on each such Return for a thirty (30) day period (for any such Return with respect to Income Taxes) or a twenty (20) day period (for any such Return not with respect to Income Taxes) prior to filing and shall consider in good faith such revisions to such Returns as are reasonably requested by the Sellers’ Representative. The Company Unitholders, jointly and severally, shall pay to Buyer an amount equal to the Taxes reflected as due on any such Return that are attributable to the Pre-Closing Tax Period (but only to the extent of such amount not taken into account as a reduction to the final determination of the Closing Cash Merger Consideration) no later than five (5) Business Days before the due date of such Return.
(d)With respect to any Pre-Closing Tax Period, the Company shall make the election under Section 6221(b) of the Code if such election is available as of the date hereof (or any date thereafter). This Section 7.1(d) shall apply mutatis mutandis with respect to any corresponding or similar provision of state, local, or non-U.S. Law.
Section 7.2Straddle Periods. All Taxes of the Company and its Subsidiaries for any Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the date immediately after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, for a Straddle Period shall be apportioned by means of a closing of the books of the Company or the relevant Subsidiary as of the end of the Closing Date and (ii) property Taxes and ad valorem Taxes for a Straddle Period shall be apportioned between the portion of such Straddle Period ending as of the Closing Date and the portion of the Straddle Period beginning as of the date immediately after the Closing Date in proportion to the number of days in each such portion of the Straddle Period. Buyer, the Company Unitholders and the Company shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all applicable Tax purposes the Closing Date as the last day of a Taxable period of the Company and its Subsidiaries.
Section 7.3Controversies.
The Sellers’ Representative, at least 10 days prior to the expiration of any deadline to appeal, shall promptly notify Buyer upon receipt by the Sellers’ Representative or any Company Unitholder of written notice of any Tax Matter with respect the Company or any of its Subsidiaries, and Buyer shall, at least 10 days prior to the expiration of any deadline to appeal, notify the Sellers’ Representative upon receipt by Buyer or any of its Affiliates of written notice of any Tax Matter in each case with respect to Income Taxes for a Pre-Closing Tax Period. The Company Unitholders, at their sole cost and expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter provided that (i) such Tax Matter relates solely to Pre-Closing Income Tax Returns, (ii) neither Buyer nor any of its Affiliates is reasonably expected to have any liability with respect to such Tax Matter (determined without regard to any Buyer R&W Insurance Policy or other indemnification) and (iii) the Company Unitholders provide written notice to Buyer within twenty (20) days of becoming aware of such Tax Matter of its election to represent the interests of the Company with respect to such Tax Matter (any such Tax Matter, a “Unitholder’s Tax Matter”) before any Taxing Authority and shall have, subject to the other provisions of this Section 7.3, the sole right to control the defense, compromise or other resolution of a Unitholder’s Tax Matter. The Sellers’ Representative shall keep Buyer informed with respect to the commencement, status and nature of the Unitholder’s Tax Matter and shall provide Buyer with copies of all correspondence (including any correspondence sent or received in electronic format) relating to the Unitholder’s Tax Matter no later than five (5) Business Days following the sending or receipt thereof. The Sellers’ Representative shall, in good faith, allow Buyer to make comments to the Sellers’ Representative regarding the conduct of or positions taken in any Unitholder’s Tax Matter, and Buyer shall have the right (but not the duty) to participate in the defense of any Unitholder’s Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Sellers’ Representative. The Sellers’ Representative shall not enter into any settlement or compromise of any Tax Matter with any Taxing Authority, and shall not elect to appeal, or seek judicial review of, any determination made with respect to a Unitholder’s Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld.

(a)Buyer shall have the sole right to control any Tax Matter other than a Unitholder’s Tax Matter. In the case of any Tax Matter that would have been a Unitholder’s Tax Matter but for the fact that the Company Unitholders failed to provide Buyer written notice of their election to represent the interests of the Company with respect to such Tax Matter in accordance with 0, Buyer shall, and shall cause the Company to, (i) keep the Sellers’ Representative reasonably informed with respect to such Tax Matter, (ii) in good faith, allow the Sellers’ Representative to make comments to Buyer regarding the conduct of or positions taken in such Tax Matter, (iii) allow the Sellers’ Representative to participate at its own expense in such Tax Matter, and (iv) not enter into any settlement or compromise without the prior written consent of the Sellers’ Representative, which consent shall not unreasonably be conditioned, delayed, or withheld.
(b)The Company shall elect (or cause to be elected) the application of Section 6226(a) of the Code with respect to any “imputed underpayment” or other “partnership adjustment” relating to any Pre-Closing Tax Period. This Section 7.3(b) shall apply mutatis mutandis with respect to any corresponding or similar provision of state, local, or non-U.S. Law.
(c)This Section 7.3, and not, to the extent inconsistent with this Section 7.3, Section 9.5, shall apply to Tax Matters.
Section 7.4Refunds. Any Income Tax refunds that are received by Buyer or its Affiliates (“Tax Refund”) that relate to Income Taxes paid by any Company Unitholder or the Company prior to the Closing with respect to the Company’s income or gain passed through to the Company Unitholders for Tax periods or portions thereof ending on or before the Closing Date, as such refunds or credits are provided in Schedule 7.4, shall be for the account of the Company Unitholders, but only to the extent such Tax Refund (i) was not included in the computation of the Final Closing Cash Merger Consideration and (ii) did not arise as the result of a carryback of a net operating losses, capital losses or other Tax attributes from a taxable period or portion thereof beginning after the Closing Date, and Buyer shall pay over to the Company Unitholders any such Tax Refund (net of any reasonable out-of-pocket expense and any Income Taxes of Buyer or any of its Subsidiaries or Affiliates (including the Company) attributable to such Tax Refund) within fifteen (15) days after receipt or entitlement thereto. If the amount of any such Tax Refund is subsequently determined by any Governmental Authority to be less than the amount paid by the Buyer pursuant to this Section 7.4, the Company Unitholders shall, jointly and severally, promptly pay to the Buyer the amount of any such disallowed Tax Refund (including any interest and penalties in respect of such disallowed amount).
Section 7.5Amended Returns and Retroactive Elections. Unless otherwise required by Law or this Agreement, Buyer shall not, and shall not cause or permit the Company to, (i) amend any Pre-Closing Income Tax Returns or (ii) make any Tax election that has retroactive effect to any such Return, in each such case without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, delayed or withheld.
Section 7.6Tax Sharing Agreements. Any and all existing Tax sharing or allocation agreements of the Company shall be terminated as of the Closing Date (other than any commercial agreements (i) entered into in the Ordinary Course of Business and (ii) the primary purpose of which does not relate to Taxes). After such time, the Company shall not have any further rights or Liabilities thereunder.
Section 7.7Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Company Unitholders. The Party required by Law to file Returns and other documents with respect to Transfer Taxes shall timely file any such Return and other document (and pay the Transfer Taxes required to be paid in connection with such filings), and the other Parties (other than the Sellers’ Representative) shall cooperate with respect thereto (including the payment of such Party’s share of the Transfer Taxes).
Section 7.8Section 754 Election; Interim Closing Method.
(a)The Company shall have an election under Section 754 of the Code (and any similar or analogous provision of state, local or non-U.S. Tax Law) in effect for the taxable year that includes the Closing Date and any subsequent taxable year, unless otherwise agreed to in writing by Buyer. Each Company Unitholder will, upon request, supply any information necessary to give proper effect to any such election.
(b)The Company shall apply the “interim closing method” described in Treasury Regulations Section 1.706-4 for purposes of determining Buyer’s and the Company Unitholders distributive share of taxable income for the taxable year that includes the Closing Date for U.S. federal income tax purposes. This Section 7.8(b) shall apply mutatis mutandis with respect to any applicable state, local, or non-U.S. Tax Law.
Section 7.9Tax Treatment; Purchase Price Allocation.
(a)For U.S. federal income Tax purposes, the Parties hereto agree to treat (i) the transaction effected on the Closing Date pursuant to this Agreement as (A) the sale of Company Units by the Company Unitholders to Buyer under Sections 741 and 751 of the Code, as determined pursuant to this Agreement, (B) the nontaxable exchange of such Company Units by Buyer for Buyer’s Surviving Company Class A Units, and (C) the nontaxable exchange of the Company Units by the Company Unitholders for the Surviving Company Class B Units, as determined pursuant to this Agreement, and (ii) the Company as a continuing partnership, except in each case to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).
(b)The Buyer shall deliver a proposed allocation of the Final Closing Cash Merger Consideration (together with any other amounts treated as consideration for U.S. federal income Tax purposes), consistent with Schedule 7.9(b) among the assets treated as acquired by the Buyer for U.S. federal income Tax purposes to the Sellers’ Representative not later than one-hundred twenty (120) days after the Closing Date (“Buyer’s Allocation”). If the Sellers’ Representative disagrees with Buyer’s Allocation, the Sellers’ Representative may, within thirty (30) days after receipt of Buyer’s Allocation, deliver a notice (the “Unitholder’s Allocation Notice”) to Buyer to such effect, specifying those items as to which the Sellers’ Representative disagrees and setting forth the Sellers’ Representative’s proposed allocation, which shall be consistent with Schedule 7.9(b). Buyer and the Sellers’ Representative shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Closing Cash Merger Consideration (and other relevant amounts). If Buyer and the Sellers’ Representative are unable to reach such agreement following timely delivery of Unitholder’s Allocation Notice, the dispute shall be submitted to the Neutral Auditors consistent with Section 2.11, and the Neutral Auditors shall determine the final allocation of all disputed amounts in a manner that is consistent with Schedule 7.9(b) (and the costs of the Neutral Auditors shall be allocated between Buyer and the Company Unitholders in accordance with the principles of Section 2.11(c)). To the extent that the Sellers’ Representative fails to timely deliver a Unitholder’s Allocation Notice or Buyer and the Sellers’ Representative have resolved all disagreements with respect to Buyer’s Allocation following a timely delivery of a Unitholder’s Allocation Notice, none of Buyer or any Company Unitholder shall (and shall cause their respective Affiliates not to) take any position inconsistent with Buyer’s Allocation or such other agreed allocation, respectively, on any Return or in any Tax audit or proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

Article VIII
TERMINATION
Section 8.1Termination. This Agreement may be terminated at any time prior to the Effective Time as set forth below:
(a)by mutual written consent of Buyer and the Company;
(b)by the Company or Buyer by giving written notice of such termination to the other Party, if:
(i)the Merger is not consummated by 11:59PM Eastern Time on December 26, 2024 (the “Outside Date”, subject to Section 10.11); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (i) to the Company, if any action or failure to act by the Company or any Company Unitholder has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) to Buyer if any action or failure to act by Buyer has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or
(ii)a Governmental Authority of competent jurisdiction issues or enacts any Law or takes any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law or other action is final and non-appealable such that the condition set forth in Section 6.1 or 6.2 cannot be satisfied, as applicable;
(c)by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 6.2(a) would not be capable of being satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach is curable by Buyer prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(c) prior to 11:59PM Eastern Time on the date that is 20 days following the receipt of written notice to Buyer from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if (i) such breach by Buyer is cured such that such conditions in Section 6.2(a) would then be satisfied or be capable of being satisfied or (ii) the Company or any Company Unitholder is in breach of this Agreement such that the conditions set forth in Section 6.1 would not be capable of being satisfied); or
(d)by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company, such that the conditions set forth in any of Sections 6.1(a) through 6.1(d) would not be capable of being satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach is curable by the Company or any Company Unitholder, as applicable, prior to the Outside Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(d) prior to 11:59PM Eastern Time on the date that is 20 days following the receipt of written notice to the Company from Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if (i) such breach by the Company or any Company Unitholder is cured such that such conditions in Sections 6.1(a) through 6.1(d) would then be satisfied or be capable of being satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 6.2 would not be capable of being satisfied).
Section 8.2Notice of Termination; Effect of Termination. If the Company or Buyer wish to terminate this Agreement pursuant to Section 8.1, then such Party will deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Subject to the relevant periods and the receiving Party’s right to cure pursuant to Section 8.1, any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating

Party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, except (a) as set forth in Article I, Section 5.2, Section 5.9, this Section 8.2 and Article X, each of which will survive the termination of this Agreement and (b) nothing herein relieves any Party from liability or damages of any kind to any other Party resulting from any (i) willful and intentional breach of this Agreement or (ii) material breach by such Party of any of its obligations under this Agreement.
Article IX
INDEMNIFICATION
Section 9.1Survival. If the Merger occurs, the representations and warranties of the Company and the Company Unitholders contained in this Agreement and the Joinder Agreement or in any certificate delivered pursuant hereto shall survive the Closing and shall remain in full force and effect until (i) with respect to the Fundamental Representations (other than the Company Tax Representations), 11:59PM (Eastern Time) on the date that is six (6) years following the Closing Date, (ii) with respect to the Company Tax Representations, 11:59PM (Eastern Time) on the date that is sixty (60) days after the expiration of the longest statute of limitations applicable to the subject matter of such representation or warranty, after giving effect to any waiver, mitigation, tolling or extension thereof, and (iii) with respect to all other representations and warranties in this Agreement, 11:59PM (Eastern Time) on the date that is twelve (12) months following the Closing Date (the “General Expiration Date” and together with the other survival expiration dates described above, the “Expiration Dates”). Notwithstanding the foregoing or any other term of this Agreement (x) no such expiration shall affect the rights of any Buyer Indemnified Party under this Article IX or otherwise, to seek recovery of Losses arising out of Fraud and (y) any Claim asserted in writing pursuant to Section 9.4 prior to the applicable Expiration Date shall not thereafter be barred by the expiration of such survival period and such claims (and the representation, warranties and covenants with respect thereto) shall survive until finally resolved.
Section 9.2Indemnification of Buyer. Subject to terms and limitations in this Article IX, from and after the Closing, the Support Unitholders (the “Seller Indemnifying Parties”), severally and not jointly, shall indemnify Buyer and its Affiliates and their respective equityholder, employees and representatives (the “Buyer Indemnified Parties”) against, and shall hold such parties harmless from and against, any and all Losses incurred, suffered or sustained by, or imposed upon, a Buyer Indemnified Party arising out of, resulting from or in connection with:
(a)any breach or failure to be true of, or inaccuracy in, any representation or warranty (other than the Fundamental Representations) made by the Company in this Agreement as of the date of this Agreement or as of the Closing Date as though such representation or warranty were made on both the date of this Agreement and the Closing Date;
(b)any breach or failure to be true of, or inaccuracy in, any Fundamental Representations as of the date of this Agreement or as of the Closing Date as though such representation or warranty were made on both the date of this Agreement and the Closing Date;
(c)(i) any breach or failure to perform or comply with any covenant, agreement or obligation by the Company pursuant to this Agreement that is contemplated to be performed or complied with by the Company at or prior to the Closing and (ii) any breach or failure to perform or comply with any covenant, agreement or obligation of the Company Unitholders in the Joinder Agreement or the Sellers’ Representatives pursuant to this Agreement;
(d)any Pre-Closing Taxes;
(e)any Stakeholder Claim;
(f)any inaccuracy in, or error in, or omissions from, the information or calculations set forth in the Closing Statement, the Consideration Spreadsheet, the True-Up Payments Spreadsheet or the Indemnity Escrow Payment Spreadsheet, including any inaccuracy in, or error in, or omission from the calculation of, and any overstatement, or understatement or failure to include, in the Closing

Statement, the Consideration Spreadsheet, the True-Up Payments Spreadsheet or the Indemnity Escrow Payment Spreadsheet any components or sub-components of the Closing Cash Merger Consideration or any amount or distribution from the Escrow Funds (without duplication for amounts recovered from the Adjustment Escrow Fund pursuant to Section 2.11);
(g)any Fraud committed by or on behalf of the Company, any Company Securityholder or the Sellers’ Representative in connection with the transactions contemplated by this Agreement; and
(h)the matters set forth on Schedule 9.2(h).
Section 9.3Scope of Indemnification; Certain Limitations.
(a)Subject to Section 9.3(h), the Buyer Indemnified Parties shall not be entitled to recover under the provisions of Section 9.2(a), until the aggregate amount which the applicable Buyer Indemnified Parties would be entitled to recover thereunder, but for this Section 9.3(a), exceeds $600,000 (the “Threshold Amount”) in which event the applicable Buyer Indemnified Parties shall only be entitled to recover for Losses under the provisions of Section 9.2(a) in excess of the Threshold Amount.
(b)Indemnity Caps.
(i)Subject to Section 9.3(h), (A) recovery from the Buyer R&W Insurance Policy shall be the sole and exclusive source of recovery with respect to Losses pursuant to Section 9.2(a) in excess of the amounts held in the Indemnity Escrow Fund; provided, however, for the avoidance of doubt, this clause (A) shall not apply to or limit any claim for Losses pursuant to any of Sections 9.2(b) through Section 9.2(h) (which are addressed below) and (B) the amount of all Losses for which each Company Unitholder shall be liable pursuant to Section 9.2(b) through Section 9.2(g) shall not exceed the portion of the Closing Cash Merger Consideration paid or payable with respect to the Company Units of such Company Unitholder. Without limiting any claim against the Escrow Funds, no Company Unitholder shall be liable for any inaccuracy, breach or non-fulfillment of any other Company Unitholder’s representations, warranties or covenants in the Joinder Agreement.
(ii)Subject to Section 9.3(h), the Schedule 9.2(h) Escrow Fund shall be the sole and exclusive source of recovery with respect to Losses pursuant to Section 9.2(h); provided, however, for the avoidance of doubt, this sentence shall not apply to or limit any claim for Losses pursuant to any of Sections 9.2(a) through Section 9.2(g).
(c)Payments by a Seller Indemnifying Party pursuant to Section 9.2 in respect of any Loss shall be limited to the amount of any Losses that remains after deducting therefrom any insurance proceeds actually received by the Buyer Indemnified Parties in respect of any such claim, net of costs of recovery (including future increases in premiums).
(d)Nothing herein shall be deemed to waive any duty of mitigation under Delaware Law of any Buyer Indemnified Party.
(e)No Seller Indemnifying Party (including any officer, director, manager, employee or service provider of the Company) shall have any right of contribution, indemnification or right of advancement from any Buyer Indemnified Party with respect to any Loss directly or indirectly resulting from, arising out of, in connection with, or relating to, any matter set forth or described in Section 9.2, except with the express written consent of Buyer.
(f)For purposes of this Article IX, in determining the amount of any Losses that are the subject matter of an indemnification claim and whether a breach, inaccuracy, failure to perform or failure to comply has occurred, each representation and warranty of the Company shall be read without giving effect to any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty (other than, for the avoidance of doubt, in the phrases “Material Contract”).

(g)Notwithstanding anything to the contrary in this Agreement, the Company Unitholders shall not be obligated to indemnify any Buyer Indemnified Party under this Agreement with respect to, or based on, Taxes that (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, other than Taxes arising from a breach of any Company Tax Representation, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, credit, or other Tax attribute of the Company existing immediately prior to the Closing, (iii) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company) on the Closing Date outside the ordinary course of business that are not expressly permitted or required by this Agreement or any Ancillary Agreements.
(h)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the liability of any Person with respect to, or any claim based on, Fraud committed by or on behalf of such Person or Fraud as to which such Person had actual knowledge.
Section 9.4Indemnification Procedures.
(a)Claim Notice. If a Buyer Indemnified Party wishes to assert a claim under this Article IX (each, a “Claim”), Buyer shall deliver written notice thereof (a “Claim Notice”) to the Sellers’ Representative. The Claim Notice shall set forth: (a) that a Buyer Indemnified Party has directly or indirectly incurred, suffered or sustained or reasonably believes it may incur, suffer or sustain, Losses; (b) the actual or estimated amount of such Losses to the extent known or reasonably estimable and (c) a brief description, in reasonable detail (to the extent reasonably available to such Buyer Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Buyer Indemnified Party’s belief thereof. Subject to the applicable limitations in Section 9.1, a Claim Notice may be updated and amended from time to time by Buyer by delivering an updated or amended Claim Notice to the Sellers’ Representative. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.
(b)Resolution of Claim Notice.
(i)Uncontested Claims. If, within thirty (30) days after a Claim Notice is delivered to the Sellers’ Representative (such 30-day period, the “Objection Period”), the Sellers’ Representative either consents in writing to the Claim Notice, or does not contest all or any portion of such Claim Notice in writing to Buyer, then the Sellers’ Representative shall be conclusively deemed to have agreed, on behalf of all Seller Indemnifying Parties, to the recovery by each applicable Buyer Indemnified Party of the full amount of Losses (or, if a portion of the Claim Notice is contested, the uncontested portion thereof) (subject to the limitations contained in this Article IX) arising out of, resulting from or in connection with the matters specified in the Claim Notice, including the delivery to Buyer of all or a portion of the Indemnity Escrow Fund (or, with respect to a claim pursuant to Section 9.2(h), the Schedule 9.2(h) Escrow Fund) to satisfy such Losses and, subject to the limitations contained in this Article IX, the recovery from the Seller Indemnifying Parties of any amounts in excess of the Indemnity Escrow Fund.
(ii)Contested Claims. If, during the Objection Period, the Sellers’ Representative delivers to Buyer written notice contesting all or any portion of a Claim Notice (the contested portion, a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Buyer and the Sellers’ Representative or (ii) in the absence of such a written settlement agreement being entered into within 30 days following receipt by Buyer of the written notice of a Contested Claim (or such longer period as agreed in writing by Buyer and the Sellers’ Representative), in accordance with the terms and provisions of Section 9.4(b)(iii).
(iii)Resolution of Contested Claims. If Buyer and the Sellers’ Representative do not enter into a written settlement agreement resolving a Contested Claim during the period contemplated by Section 9.4(b)(ii), either Buyer or the Sellers’ Representative may bring suit in accordance with Section 10.2 to resolve the Contested Claim. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if and to the extent Buyer and the Sellers’ Representative mutually agree in their respective sole discretion, Buyer and the Sellers’ Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(c)Payment of Claims. If any amounts are determined, agreed or deemed agreed, in each case, to be owed to any Buyer Indemnified Party, including pursuant to this Section 9.4 (each such amount, an “Owed Amount”), then, any Losses with respect thereto shall be satisfied as follows: (i) first so long as there are amounts remaining in the Indemnity Escrow Fund, Buyer shall be entitled to receive a portion of the Indemnity Escrow Fund with a value equal to the Owed Amount (and, if applicable, with respect to any Owed Amount pursuant to Section 9.2(h), Buyer shall be entitled to receive a portion of the Section 9.2(h) Escrow Fund with a value equal to the Owed Amount), in which case, the Sellers’ Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Buyer from the Indemnity Escrow Fund (or the Section 9.2(h) Escrow Fund with respect to Owed Amounts pursuant to Section 9.2(h)), the Owed Amount (or, if such amount exceeds the amounts then remaining in such Escrow Funds, the entire remaining in such Escrow Fund, as applicable), (ii) second, by recovery from the Buyer R&W Insurance Policy, to the extent recovery is available with respect to such Owed Amount and (iii) third, subject to the limitations contained in this Article IX, directly against the Seller Indemnifying Parties and each Seller Indemnifying Party shall, within twenty (20) Business Days following the date such Owed Amount is determined, agreed or deemed agreed to be owed, pay in cash such Seller Indemnifying Party’s Pro Rata Indemnity Portion of such remaining Owed Amount to Buyer or such Buyer Indemnified Party designated by Buyer. The Sellers’ Representative shall, subject to its prior receipt of a Notice Schedule, promptly notify each Seller Indemnifying Party of any obligation with respect to any such amounts owed under this Section 9.4(c), provided, that the Sellers’ Representative’s obligation to notify each Seller Indemnifying Party of any obligation to pay amounts owed pursuant to this Section 9.4(c) shall be satisfied upon transmission of such email notice to the email addresses included in the Notice Schedule. Notwithstanding any other provision in this Agreement, Buyer agrees it shall promptly provide the Sellers’ Representative any denial of coverage letter or notice under from the R&W Insurer denying coverage for any claim against the Buyer R&W Insurance Policy to the extent Buyer has or is making a Claim with respect to such matter.
Section 9.5Defense and Settlement of Third-Party Claims. If Buyer becomes aware of a legal proceeding by a third party that is not an Affiliate of any of the Parties or the Seller Indemnifying Parties (a “Third-Party Claim”) that Buyer in good faith believes may result in a Claim by or on behalf of a Buyer Indemnified Party, Buyer shall have the right in its sole discretion to conduct the defense of, and to control and, subject to the below terms of this Section 9.5, settle, such Third-Party Claim. Buyer shall notify the Sellers’ Representative of any such Third-Party Claim, and the Sellers’ Representative shall be entitled, on behalf of the Seller Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of, such Third-Party Claim. The Sellers’ Representative shall have the right to receive copies of all pleadings, notices and court filings with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to Buyer or any Buyer Indemnified Party and subject to execution by the Sellers’ Representative of Buyer’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. Except with the consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed to have been given unless the Sellers’ Representative shall have objected within ten (10) Business Days after a written request for such consent by Buyer), the amount paid or payable in the settlement or other resolution of any such Third-Party Claim shall not be determinative of the existence of or amount of Losses or whether a Buyer Indemnified Party is entitled to indemnification pursuant to this Article IX relating to such matter. In the event that the Sellers’ Representative has consented in writing to any such settlement or other resolution, then such settlement or other resolution shall be binding on the Sellers’ Representative and the Seller Indemnifying Parties, and neither the Sellers’ Representative nor any Seller Indemnifying Party shall have any power or authority to object to the amount of any claim by or on behalf of any Buyer Indemnified Party against the Indemnity

Escrow Fund, the Schedule 9.2(h) Escrow Fund or directly against the Seller Indemnifying Parties for indemnity with respect to such settlement or other resolution.
Section 9.6Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
Section 9.7Escrow Distributions.
(a)Indemnity Escrow Fund. Promptly following the General Expiration Date, the Sellers’ Representative shall deliver to Buyer an updated Consideration Spreadsheet in a form and substance reasonably acceptable to Buyer reflecting the allocation of the Excess Indemnity Escrow Amount (as defined below) among the Company Unitholders in accordance with their Pro Rata Allocation Portions (the “Indemnity Escrow Payment Spreadsheet”). Within five (5) Business Days following the later of the General Expiration Date and the delivery of the Indemnity Escrow Payment Spreadsheet to Buyer, Buyer and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent in accordance with the terms of the Escrow Agreement to release to the Paying Agent (for further distribution to the Company Unitholders in accordance with their Pro Rata Allocation Portions) an amount of cash (the “Excess Indemnity Escrow Amount”) equal to the amount (if any) by which (a) the then remaining Indemnity Escrow Fund exceeds (b) the amount reasonably necessary to satisfy any unresolve or unsatisfied Claims that were asserted on or before the General Expiration Date (each an “Unresolved Indemnity Claim” and such amount specified in clause (b)(ii), the “Retained Indemnity Escrow Amount”); provided, however, the Paying Agent (i) shall pay the amount of any Transaction Payroll Taxes with respect to the payments contemplated in this Section 9.7(a) to the Company (or an Affiliate designated by Buyer) and (ii) shall pay any portion of the Excess Indemnity Escrow Amount that is subject to withholding as wages or compensation to the Company (or an Affiliate of the Company designated by Buyer) for further payment to the payee through the Company’s (or such Affiliate’s) payroll system and net of any applicable withholding Taxes payable with respect thereto. If there are any Unresolved Indemnity Claims as of the General Expiration Date, the Escrow Agent shall retain possession and custody of the Retained Indemnity Escrow Amount. Once all Unresolved Indemnity Claims have been finally resolved and all amounts owed to the Buyer Indemnified Parties have been satisfied, Buyer and the Sellers’ Representative shall jointly direct the Escrow Agent to deliver the remaining amounts in the Indemnity Escrow Fund, if any, to be delivered to the Company Unitholders in accordance with their respective Pro Rata Allocation Portions, in the manner indicated above. Any amounts payable by the Paying Agent to the Company Unitholders shall be paid pursuant to the wire instructions for such Company Unitholder as set forth in such Company Unitholder’s Letter of Transmittal.
(b)Schedule 9.2(h) Escrow Fund. Promptly following the date that is eighteen months following the Closing Date, the Sellers’ Representative shall deliver to Buyer an updated Consideration Spreadsheet in a form and substance reasonably acceptable to Buyer reflecting the allocation of the Excess Schedule 9.2(h) Amount (as defined below) among the Company Unitholders in accordance with their Pro Rata Allocation Portions (the “Schedule 9.2(h) Payment Spreadsheet”). Within five (5) Business Days following the later of the date that is 18 months after the Closing Date and the delivery of the Schedule 9.2(h) Payment Spreadsheet to Buyer, Buyer and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent in accordance with the terms of the Escrow Agreement to release to the Paying Agent (for further distribution to the Company Unitholders in accordance with their Pro Rata Allocation Portions) an amount of cash (the “Excess Schedule 9.2(h) Amount”) equal to the amount (if any) by which (a) the then remaining Schedule 9.2(h) Escrow Fund exceeds (b) the amount reasonably necessary to satisfy any unresolve or unsatisfied Claims that were asserted on or before the date that is 18 months after the Closing Date (each an “Unresolved Schedule 9.2(h) Claim” and such amount specified in clause (b)(ii), the “Retained Schedule 9.2(h) Amount”); provided, however, the Paying Agent (i) shall pay the amount of any Transaction Payroll Taxes with respect to the payments contemplated in this Section 9.7(b) to the Company (or an Affiliate designated by Buyer) and (ii) shall pay any portion of the Excess Schedule 9.2(h) Amount that is subject to withholding as wages or compensation to the Company (or an Affiliate of the Company designated by Buyer) for further payment to the payee through the Company’s (or such

Affiliate’s) payroll system and net of any applicable withholding Taxes payable with respect thereto. If there are any Unresolved Schedule 9.2(h) Claims as of the date that is 18 months after the Closing Date, the Escrow Agent shall retain possession and custody of the Retained Schedule 9.2(h) Amount. Once all Unresolved Schedule 9.2(h) Claims have been finally resolved and all amounts owed to the Buyer Indemnified Parties have been satisfied, Buyer and the Sellers’ Representative shall jointly direct the Escrow Agent to deliver the remaining amounts in the Schedule 9.2(h) Escrow Fund, if any, to be delivered to the Company Unitholders in accordance with their respective Pro Rata Allocation Portions, in the manner indicated above. Any amounts payable by the Paying Agent to the Company Unitholders shall be paid pursuant to the wire instructions for such Company Unitholder as set forth in such Company Unitholder’s Letter of Transmittal.
Section 9.8Exclusive Remedies. Following the Closing, except for (a) claims for Fraud, (b) claims for specific performance or equitable relief and (c) the post-closing adjustment procedures in Section 2.11 and (d) the obligation of the Company Unitholders to pay Taxes as provided in Article VII, the rights to indemnification under this Article IX shall be the sole and exclusive remedy of the Buyer Indemnified Parties against the Seller Indemnifying Parties with respect to any breach or inaccuracy of any representations, warranties, covenants and agreements set forth in this Agreement. Nothing in this Article IX shall be deemed to limit the rights or remedies of any Buyer Indemnified Party under any Contract, other than this Agreement, entered into by Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
Article X
MISCELLANEOUS
Section 10.1Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other Party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic mail of .pdf files, DocuSign or other electronic means) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission (including electronic mail of .pdf files, DocuSign or other electronic means) shall be deemed to be their original signatures for all purposes.
Section 10.2Governing Law; Jurisdiction; Venue.
(a)This Agreement, any dispute or matter arising out of or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including all claims or causes of action (whether in contract or tort), or the negotiation, execution or performance hereof or thereof, and the legal relationship among the Parties, shall be governed by and construed in accordance with the laws of the State of Delaware, including such Laws relating to applicable statutes of limitation and burdens of proof and available remedies, without regard to conflicts-of-law principles that would require the application of any other law.
(b)Subject to the provisions of Section 10.10, each Party to this Agreement irrevocably consents to and submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each such Party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Such Parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 10.3Entire Agreement. This Agreement (including all exhibits, schedules or other attachments hereto), the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the Parties with respect to the subject matter hereof and thereof.
Section 10.4Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such Party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
Section 10.5Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given if in writing and: (a) hand delivered; (b) delivered by certified or registered mail, return receipt requested and proper postage prepaid; (c) delivered by a nationally recognized overnight courier service; or (d) delivered by electronic mail, in each case to the address, facsimile number or e-mail address and to the attention of the person (by name or title) set forth below (or to such other address and to the attention of such other person as a Party may designate by written notice to the other Parties).

If to the Sellers’s Representative (after the Closing):	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Telephone No.: (303) 648-4085 E-mail: deals@srsacquiom.com
with a mandatory copy (which shall not constitute notice) to:	Bodman PLC 210 S. Division, Suite 400 Ann Arbor, Michigan 48105 Attn: Tim Damschroder Facsimile No.: (734) 930-2494 E-mail: tdamschroder@bodmanlaw.com
If to the Company (before the Closing):	Hiya Health Products, LLC 6454-56 East Rogers Circle Boca Raton, FL 33487 Attn: Adam Gillman E-mail: support@hiyahealth.com
with a mandatory copy (which shall not constitute notice) to:	Bodman PLC 210 S. Division, Suite 400 Ann Arbor, Michigan 48105 Attn: Tim Damschroder Facsimile No.: (734) 930-2494 E-mail: tdamschroder@bodmanlaw.com

If to Buyer, Merger Sub or the Surviving Company to:	Joshua Foukas Chief Legal Officer and General Counsel USANA Health Sciences, Inc. 3838 West Parkway Blvd., West Valley City, Utah 84120 Email: Joshua.Foukas@usanainc.com with a mandatory copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
15 West South Temple
Gateway Tower West
Suite 1700
Salt Lake City, Utah 84101
Attention: Marc Porter; Brian Keyes
Email: mcporter@wsgr.com; bkeyes@wsgr.com

All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed. Any notice or other communication to the Sellers’ Representative under or pursuant to this Agreement shall be deemed to have been delivered and given to the Company Unitholders.
Section 10.6Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other Party. Notwithstanding the forgoing, Buyer may, without obtaining the consent of any Party hereto: (i) assign any of its rights and/or obligations under this Agreement to any of its lenders as collateral security; (ii) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any successor to Buyer by merger, consolidation or reorganization so long as such successor will own all or substantially all of the assets of Buyer; and (iii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases); provided, however, Buyer shall not be relieved of its obligations hereunder in respect of any such assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 10.6, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.
Section 10.7Headings; Definitions; Construction and Interpretive Matters. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. All references in this Agreement to “Article,” “Section,” “Exhibit” or “Schedule” refer to the corresponding articles, sections, exhibits or schedules of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. Unless the context of this Agreement otherwise clearly requires: (i) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation;” (ii) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (iii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (iv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; (v) any information or materials “provided,” “made available” or “delivered” to Buyer in respect of periods on or prior to the date hereof means posted in the Company’s electronic data room hosted by William Hood & Company, LLC, at least two (2) Business Days prior to the date hereof and only to the extent such documents and information has remained available to Buyer from the date of initial posting through the Closing; and (iv) all references to the Company shall be deemed to be a reference to the Company and all of its direct and indirect Subsidiaries. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. Any reference to “$,” “dollar” or similar references shall mean United States dollars, unless expressly stated otherwise. The exhibits and schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Parties agree that any drafts of this Agreement or any Ancillary Agreements prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP; provided, however, that to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
Section 10.8Amendments; Waivers. This Agreement shall not be amended, modified, supplemented or waived except by an agreement in writing duly executed by Buyer, on the one hand, and the Company (before the Closing) or the Sellers’ Representative (after the Closing), on the other hand. No failure of any Party hereto to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of Buyer solely for the purpose of adding any Company Unitholders to this Agreement in connection with the execution by such Company Unitholders of a Joinder Agreement. Each of the Company, Company Unitholders and the Sellers’ Representative acknowledge and agree that any amendment of this Agreement in accordance with this Section 10.8 shall be binding upon and effective against the Company, the Company Unitholders and the Sellers’ Representative.
Section 10.9Representation of Parties. The Parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the Parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a Party regardless of which Party was responsible for the drafting thereof.
Section 10.10Dispute Resolution. From and after the Closing, in the event of any dispute or disagreement between any of the Buyer or the Sellers’ Representative as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (except for the determinations to be made by the Neutral Auditors pursuant to Section 2.11) (each, a “Dispute”), such Dispute, upon the written request of either Buyer or the Sellers’ Representative, shall be referred to an authorized representative of Buyer and the Sellers’ Representative, or their respective designees. Such Parties shall attempt in good faith to resolve the Dispute for a period of twenty (20) days prior to pursuing other remedies, provided that the foregoing shall not restrict a Party’s right to seek specific performance or injunctive relief, provided further that if the matter has not been resolved within twenty (20) days of the written request related to such Dispute the Parties may pursue any remedies available to such Parties under this Agreement including filing an Action in any court of competent jurisdiction. The provisions of this Section 10.10 shall not apply to the provisions of Article VII (Tax Matters) or Article IX (Indemnification).
Section 10.11Specific Performance. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (whether or not such breach is material or willful). It is accordingly agreed that the Parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereto hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.
Section 10.12Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.
Section 10.13Third Parties. Except for the Buyer Indemnified Parties, who are intended third party beneficiaries of Article IX, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
Section 10.14Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by Law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
Section 10.15Certain Matters Regarding Bodman PLC’s Representation of the Company Unitholders. Buyer, on behalf of itself and its Affiliates, hereby consents to Bodman’s representation of the Company Unitholders or Sellers’ Representative after the Closing in connection with any matter relating to this Agreement and the other Ancillary Agreements, including any negotiation, transaction or dispute with such person and such person’s Affiliates under or relating to this Agreement or the other Ancillary Agreements and any related matters.
Section 10.16Sellers’ Representative.
(a)By virtue of the execution and delivery of the Joinder Agreement by the Support Unitholders, and the adoption of this Agreement and approval of the Merger by the Company Unitholders, and receiving the benefits of the Merger, including any consideration payable hereunder, each Company Unitholder hereby irrevocably constitutes, appoints and designates Shareholder Representative Services LLC, as of the Closing, as its true and lawful attorney-in-fact and agent, for all purposes in connection with this Agreement, and any related agreements, with full power and authority to represent such Company Unitholders and such Company Unitholder’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements and all actions taken by the Sellers’ Representative under this Agreement or the Ancillary Agreements will be binding upon each Company Unitholder and such Company Unitholder’s successors and assigns as if expressly ratified and confirmed in writing by them. Without limiting the generality of the foregoing, the Sellers’

Representative has full power and authority, on behalf of each Company Unitholder and such Company Unitholder’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim for a Loss under this Agreement or the Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or the Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. Each Company Unitholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Company Unitholder. All decisions, actions and instructions by the Sellers’ Representative will be conclusive and binding on each Company Unitholder and no Company Unitholder shall have any right to object, dissent, protest or otherwise contest the same. The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any actions required to be taken by the Sellers’ Representative hereunder, and no Party will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers’ Representative. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 10.16 is effective and absolutely binding on each Company Unitholder notwithstanding any contrary action of or direction from any Company Unitholder. Notices and communications to or from the Sellers’ Representative shall constitute a notice and communication to or from, respectively, each of the Company Unitholders and the Seller Indemnifying Parties. The death or incapacity, or dissolution or other termination of existence, of any Company Unitholder does not terminate the authority and agency of the Sellers’ Representative (or successor thereto). The Sellers’ Representative may resign at any time. The provisions of this Section 10.16 are binding upon the executors, heirs, legal representatives and successors of each Company Unitholder, and any references in this Agreement to any Company Unitholder shall mean and include the successors to such Company Unitholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(b)The Sellers’ Representative shall act for the Company Unitholders on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Company Unitholders as a whole and consistent with its obligations under this Agreement. The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Unitholders shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses, including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Sellers’ Representative (“Sellers’ Representative Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Sellers’ Representative Expense is suffered or incurred; provided, that in the event that any such Sellers’ Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Company Unitholders the amount of such indemnified Sellers’ Representative Expense to the extent attributable to such gross negligence or willful misconduct. Sellers’ Representative Expenses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Expense Amount and (ii) any other funds that become payable to the Company Unitholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Unitholders; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Unitholders from their obligation to promptly pay such Sellers’ Representative Expenses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Company Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Unitholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.
(c)All Sellers’ Representative Expenses in excess of the Sellers’ Representative Expense Amount shall be paid directly by the Company Unitholders (in accordance with their respective

Pro Rata Indemnity Portions) to the Sellers’ Representative. The Sellers’ Representative shall hold the Sellers’ Representative Expense Amount paid to it at Closing for any expenses incurred by the Sellers’ Representative and to satisfy any obligations that may be owed by the Company Unitholders under this Agreement or otherwise in connection with the transactions contemplated hereby, or to satisfy any or to satisfy any costs, expenses, Liabilities, Taxes or other amounts that the Sellers’ Representative may incur in connection with acting in such capacity under this Agreement. The Company Unitholders will not receive any interest or earnings on the Sellers’ Representative Expense Amount and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance of the Sellers’ Representative Expense Amount to the Paying Agent for further distribution to the Company Unitholders. For tax purposes, the Sellers’ Representative Expense Amount will be treated as having been received and voluntarily set aside by the Company Unitholders at the time of Closing.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
“COMPANY”
Hiya Health Products, LLC,
a Delaware limited liability company
By: /s/ Darren Adam Lit    t
Name: Darren Adam Litt
Its: Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
“SELLERS’ REPRESENTATIVE”
Shareholder Representative Services LLC, solely in its capacity as the Sellers’ Representative
By: /s/ Corey Quinlan
Name: Corey Quinlan
Its: Director, Deal Intake

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
“BUYER”
USANA Health Sciences, Inc.,
a Utah corporation

By: /s/ G. Douglas Hekking
Name: G. Douglas Hekking
Its: Chief Financial Officer

“MERGER SUB”
Karate Merger Sub, LLC,
a Delaware limited liability company

By: /s/ G. Douglas Hekking
Name: G. Douglas Hekking
Its: Manager

[Signature Page to Agreement and Plan of Merger]